As filed with the Securities and Exchange Commission on August 7, 2026

Registration No.: 333-294765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3 ON FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Prenetics Global Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong
Tel: +852 2210 9588
(Address and telephone number of registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Danny Sheng Wu Yeung
Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong
Tel: +852 2110 9588

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form F-3 on Form F-1 is being filed to convert the registration statement on Form F-3 filed by Prenetics Global Limited on March 31, 2026, as amended (Registration No. 333-294765), into a registration on Form F-1.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2026

PROSPECTUS

PRENETICS GLOBAL LIMITED

2,359,172 CLASS A ORDINARY SHARES

This prospectus relates to the registration and resale by the selling shareholders (the “Selling Shareholders”) identified in this prospectus of up to an aggregate of 2,359,172 Class A Ordinary Shares, par value $0.0015 per share (“Class A Ordinary Shares”), issuable upon exercise of Class C warrants (the “Exchange Warrants” and the Class A Ordinary Shares issuable upon exercise of the Exchange Warrants, the “Warrant Shares”).

The Exchange Warrants were issued pursuant to warrant exchange agreements entered into with certain holders on December 23, 2025 and December 31, 2025 (the “December Warrant Exchange Agreements”). The December Warrant Exchange Agreements provided for the exchange of warrants that had been issued in the Company’s best efforts public offering completed on October 28, 2025 (the “October Offering”). In the October Offering, the Company issued (i) 2,722,642 Class A Ordinary Shares, (ii) Class A warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $24.12 per share, (iii) Class B warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $32.16 per share and (iv) Placement Agent warrants to purchase up to 131,829 Class A Ordinary Shares at an exercise price of $16.08 per share (the Class A warrants and Class B warrants collectively, the “October Warrants”).

Pursuant to the December Warrant Exchange Agreements, the October Warrants were exchanged at a ratio of two October Warrants for one Exchange Warrant. Each Exchange Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $18.00 per share and will become exercisable upon the effectiveness of the registration statement of which this prospectus forms a part. The Exchange Warrants will remain exercisable for a period of two years following the date they first become exercisable.

The Class A Ordinary Shares issuable upon exercise of the October Warrants were included for registration, pursuant to a prospectus supplement, dated October 28, 2025 (the “October Prospectus Supplement”) to the Company’s registration statement on Form F-3 (File No. 333-288824), which was initially filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2025, and was declared effective on September 11, 2025 (the “Shelf Registration Statement”). We are now registering the Warrant Shares issuable upon exercise of the Exchange Warrants on behalf of the Selling Shareholders, to be offered and sold by them from time to time.

We will not receive any proceeds from the sale of Warrant Shares by the Selling Shareholders pursuant to this prospectus. However, we may receive proceeds from any exercise of the Exchange Warrants. The Selling Shareholders from time to time may offer and sell the Warrant Shares held by them directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, the purchasers of the shares, or both. Sales of the Class A Ordinary Shares by the Selling Shareholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Shareholders may sell their Class A Ordinary Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. The registration of the shares on behalf of the Selling Shareholders, however, does not necessarily mean that any of the Selling Shareholders will offer or sell their shares under this registration statement or at any time in the near future. We cannot predict when, or in what amounts, the Selling Shareholders may sell any of the shares. We provide more information about how the Selling Shareholders may sell or otherwise dispose of their Class A Ordinary Shares in the section titled “Plan of Distribution” beginning on page 51 of this prospectus.

We are paying the cost of registering the Class A Ordinary Shares covered by this prospectus as well as various related expenses. The Selling Shareholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our Class A Ordinary Shares are listed on the Nasdaq Stock Market LLC, or “Nasdaq,” under the trading symbol “PRE”. On August 6, 2026, the closing sale price as reported on Nasdaq of our Class A Ordinary Shares was $17.86 per share.

We are an “emerging growth company” under applicable U.S. federal securities laws and, as such, are eligible for certain reduced public company reporting requirements. See “Prospectus Summary - Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary - Foreign Private Issuer.”

Throughout this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” "Prenetics," “the Company” and “our company” refer to Prenetics Global Limited and its subsidiaries and consolidated affiliated entities. As a result of the business combination (the “Business Combination”) as contemplated by the business combination agreement, dated September 15, 2021, as amended, by and among Prenetics Holding Company Limited (formerly known as Prenetics Group Limited), Artisan Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Artisan”) and the other parties thereto, Prenetics Holding Company Limited has become a wholly owned subsidiary of ours. Prenetics Global Limited is a Cayman Islands holding company with operations primarily conducted by its subsidiaries. We have subsidiaries conducting operations in Hong Kong. Investors purchasing our securities are purchasing equity interests in the Cayman Islands holding company. We are not a mainland Chinese operating company. Our operations are conducted by our subsidiaries, principally by our subsidiaries in Hong Kong, a Special Administrative Region of China, as well as subsidiaries in other jurisdictions outside of mainland China. Two of our subsidiaries are incorporated in mainland China. These entities are dormant, conduct no active business operations, hold no material assets and generate no revenue. For the years ended December 31, 2025, 2024 and 2023, we generated all of our revenue from businesses outside of mainland China. Investors purchasing our securities are purchasing equity interests in the Cayman Islands holding company. See “Prospectus Summary - Organizational Structure.”

We face various legal and operational risks and uncertainties relating to our operations in Hong Kong. As we presently do not have any business operations in mainland China, either directly or through Variable Interest Entity (VIE) arrangements, we consider that the current laws and regulations of the PRC applicable in mainland China have no material impact on our business, financial condition or results of operations. However, since Hong Kong and Macau are special administrative regions of China, the legal and operational risks associated with operating in China also apply to our operations in Hong Kong and Macau.

The PRC government has recently indicated an intent to exert more oversight and control over offerings conducted overseas (including those using a variable interest entity (“VIE”) structure) and foreign investment in China-based companies. This has been evidenced by its probe into several U.S.-listed technology companies with operations in mainland China, focusing on anti-monopoly, financial technology regulation, and more recently, with the passage of the PRC Data Security Law, how companies collect, store, process and transfer personal data. Currently, these laws and regulations are expected to apply to mainland China domestic businesses, rather than businesses in Hong Kong, which operate under a different set of laws from mainland China. However, there can be no assurance that the PRC government will not, in the future, expand the application of such regulations, or adopt new laws, regulations, or policies, that could apply to our operations in Hong Kong, or that the government of Hong Kong may enact similar laws and regulations applicable to companies operating in Hong Kong.

Should the PRC government seek to affect operations of any company with any level of operations in Hong Kong, should certain PRC laws and regulations or these statements or regulatory actions become applicable to us in the future, or should the government of Hong Kong enact similar laws and regulations, it would likely have a material adverse impact on our business, financial condition and results of operations, ability to accept foreign investments and our ability to offer or continue to offer securities to investors in the United States or to list on a U.S. or other international securities exchange, any of which may cause the value of our securities to significantly decline or become worthless. For example, if recent PRC regulatory actions relating to data and cyberspace security were to apply to us, including our operations in Hong Kong, we could become subject to additional cybersecurity and data privacy obligations, including the potential requirement to complete a cybersecurity review in connection with our listing or continued listing on a U.S. or other foreign stock exchange. Failure to comply with any such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business, financial condition and results of operations. In addition, regulatory actions relating to data security or anti-monopoly concerns in Hong Kong may also impair our ability to conduct our business, accept foreign investments, or continue to be listed on a U.S. or other foreign stock exchange.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, and our auditor was subject to that determination. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA and as a result, Nasdaq may determine to delist our securities.

The Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, decreased the number of “non-inspection years” from three years to two years, and thus, reduced the time before our securities may be prohibited from trading or delisted. The delisting of our securities, or the threat of them being delisted, may materially and adversely affect the value of your investment. In light of the PRC government’s expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. The PRC government may intervene or influence our current and future operations in Hong Kong or mainland China, if we in the future decide to expand our business operations in mainland China, at any time, or may exert more control over offerings conducted in the United States or in other international jurisdictions or foreign investment in companies like us.

We and our subsidiaries have not declared or paid dividends or made any distribution of earnings as of the date of this prospectus. We do not intend to declare dividends or distribute earnings (if any) in the near future. Any determination to pay dividends or distribute earnings (if any) in the future will be at the discretion of our board of directors.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 31 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED      , 2026

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

Under this registration, the Selling Shareholders may, at any time and from time to time, offer and/or sell the Class A Ordinary Shares described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus.

This prospectus provides you with a general description of the Class A Ordinary Shares that may be offered. You should read this prospectus together with the additional information described under the heading “Incorporation of Certain Information by Reference.”

If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information contained in the prospectus supplement or free writing prospectus, as applicable.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give you. This prospectus and any accompanying prospectus supplement (and any applicable free writing prospectus) do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction or under any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

A statement contained in a subsequent prospectus supplement or document incorporated by reference into this prospectus after the date hereof shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement contained in this prospectus conflicts or is otherwise inconsistent with the statement in any such prospectus supplement or subsequently filed document which is also incorporated in this prospectus. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, in any accompanying prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

COMMONLY USED TERMS

References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

“2021 Warrants” means warrants of the Company, each entitling its holder to purchase 1.29 Class A Ordinary Share at an exercise price of $133.65 per 1.29 shares (or an effective price of $103.60 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the warrant agreement, dated May 13, 2021, by and between Artisan and Continental Stock Transfer and Trust Company.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “anticipate,” “expect,” “seek,” “project,” “intend,” “plan,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate, as well as the possible or assumed future results of operations of our Company. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
•The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;
•Our ability to successfully compete in highly competitive industries and markets;
•Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;
•Political instability in the jurisdictions in which we operate;
•The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;
•Our ability to execute our strategies, manage growth and maintain our corporate culture as we grow;
•Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;
•Our ability to develop and protect intellectual property;
•Changes in the need for capital and the availability of financing and capital to fund these needs;
•Anticipated technology trends and developments and our ability to address those trends and developments with our products and services;
•The safety, affordability, convenience and breadth of our products and services;
•Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that may directly or indirectly affect our business or assets;
•The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;
•Exchange rate fluctuations;
•Changes in interest rates or rates of inflation;
•Legal, regulatory and other proceedings;
•Our ability to maintain the listing of our securities on Nasdaq;
•The inability to increase the authorized capital stock;
•The results of any future financing efforts;

•Our ability to integrate our business successfully with newly acquired businesses and realize the anticipated synergies and related benefits, or to do so within the anticipated timeframe; and
•Other risks and uncertainties, including those described in Part I (Risk Factors) in our most recent Form 20-F for the year ended December 31, 2025).
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves substantial risks. Therefore, carefully consider the information and risk factors set forth in this prospectus and in our most recent filings with the SEC including our annual report and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Business Overview

We are a consumer health company advancing human health and longevity through science-backed products, global brand partnerships, and AI-driven operations.

From Genomics to Consumer Health

From 2014 to 2019, we built scientific infrastructure in genomic testing and diagnostic services in Hong Kong. In late 2019, we launched CircleDNA, a next generation sequencing consumer genetic testing product that today serves customers in more than 30 countries.

Between 2020 and 2024, we developed the operational capabilities that would underpin IM8. During the COVID-19 pandemic, we became a leading testing services provider for the Hong Kong government and the English Premier League, rapidly scaling laboratory operations and logistics infrastructure. In December 2022, we acquired a majority stake in ACT Genomics, an Asia-based precision oncology company. In June 2023, we invested in Insighta, an early cancer detection company co-founded by Professor Dennis Lo. In August 2024, we acquired Europa Sports Partners, a U.S.-based sports distribution company.

The Launch of IM8

Leveraging the scientific expertise, supply chain infrastructure, and consumer insights accumulated over a decade, we launched IM8 in December 2024 alongside David Beckham as co-founding partner. The thesis: the $150+ billion global supplement industry lacked a brand that combined clinical-grade science, world-class brand partnerships, and a direct-to-consumer subscription model built for scale.

Strategic Transformation: Capital Allocation

IM8’s performance made the strategic path clear: concentrate resources on the highest-returning asset. During 2025 and early 2026, we executed three divestitures to transform Prenetics into a focused consumer health company:

Transaction	Value	Rationale
ACT Genomics (October 2025)	Up to ~$72M cash (~$46M gross to Prenetics)	Eliminated non-core operational complexity and cash burn; generated non-dilutive capital.
Europa 3PL Business (January 2026)	Up to $13M (all-stock)	~1% gross margin profile fundamentally misaligned with IM8’s premium economics.
Insighta (February 2026)	$70M cash	Largest non-dilutive capital event in Company history; 35% equity stake sold to Tencent.

The cumulative result: a materially simpler operating structure and a strategic mandate centered entirely on consumer health through IM8.

Our Business

Following our strategic transformation throughout 2025 and into 2026, our business is organized around two brands:

Business Unit[1]	FY2025 Revenue	Gross Margin	Status
IM8	$60.1M	~63%	Core growth engine
CircleDNA	$12.9M	~85%	Retained; complementary asset
Europa (3PL business divested in January 2026)	$19.3M	~1%	Divested

IM8 Product Portfolio

IM8’s product architecture is organized around two pillars: daily performance ("For Today") and longevity ("For Tomorrow"), with a premium bundle combining both.

Product	Description	Key Metric	Certifications
Daily Ultimate Essentials Pro	All-in-one daily supplement replacing 16+ individual products. 90+ ingredients including vitamins, minerals, adaptogens, pre/pro/postbiotics. Multiple flavors.	Best-selling SKU; flagship product	NSF Certified for Sport; non-GMO; vegan; allergen-free
Daily Ultimate Longevity	Targets all 12 hallmarks of aging via a five-complex system. Therapeutic doses of NMN (300mg), triple senolytic complex, Spermidine (3mg), Glycine (3g), Taurine (2g), Dihydroberberine (100mg).	Premium longevity SKU	NSF Certified for Sport; non-GMO; vegan; allergen-free
Beckham Stack	Bundled Essentials Pro + Longevity. Full-spectrum daily nutrition and aging support. Highest average order value SKU in portfolio.	~50% quarterly plan adoption (March 2026)	NSF Certified for Sport; non-GMO; vegan; allergen-free

All IM8 products are manufactured in FDA-registered facilities in the United States and undergo independent third-party testing through NSF Certified for Sport, verifying products are free from over 280 contaminants and confirming ingredient dosages match labeling.

We are actively expanding the IM8 product portfolio. We plan to extend our product portfolio across Q4 2026 and Q1 2027, including IM8 Hydration in Q4 2026 and a category-first premium gummies line in Q1 2027, meaningfully expanding IM8’s addressable market. These categories represent large, fast-growing segments of the global consumer health market, and each is a natural extension of IM8’s daily nutrition platform. Each launch will adhere to the same standards that define IM8’s flagship Daily Ultimate Essentials Pro product, including premium ingredient quality, science-backed formulation and rigorous third-party testing. The Company believes these launches will broaden IM8’s addressable market, increase customer lifetime value through additional household use cases, and support continued revenue diversification beyond IM8’s flagship SKU.

1 IM8 and Europa (prior to its divestment) formed our Consumer Health segment and focus on health and wellness solutions and sports distribution, respectively. CircleDNA forms our Prevention segment and focuses on genetic testing. For more information, see Notes 5 and 6 to our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2025.

IM8 is built around a subscription-focused model designed to foster long-term customer relationships, improve logistics efficiency, and generate predictable, recurring revenue. In December 2025, we introduced quarterly subscription plans in the U.S. market, expanding globally across our international markets in January 2026.

Global Ambassador Partnerships

To amplify IM8’s global reach and reinforce its positioning at the intersection of elite performance and science-backed nutrition, we entered into strategic partnerships with world-class athletes throughout 2025 and 2026. Each partnership originated organically—the athlete discovered and used IM8 products before any commercial relationship was discussed—and each ambassador is a Prenetics shareholder, directly aligning financial interests with long-term Company performance.

Ambassador	Sport	Credential	Structure
David Beckham	Football (Soccer)	Co-founding partner; 85M+ Instagram followers; global cultural icon	Co-founder and equity holder
Aryna Sabalenka	Tennis	World No. 1; four-time Grand Slam champion	Global ambassador and shareholder (June 2025)
Ollie Bearman	Formula 1	Haas F1 Team driver; youngest British F1 starter	Global ambassador and shareholder (February 2026)
Giannis Antetokounmpo	Basketball (NBA)	Two-time NBA MVP; NBA Champion	All-equity deal; global ambassador and shareholder (April 2026)

This roster spans four major global sports, providing year-round brand visibility across the world’s most-watched competitions. To our knowledge, no other consumer health company has assembled a comparable roster of athlete-shareholders across multiple sports.

On May 7, 2026, IM8 announced a multi-year strategic partnership with Inter Miami CF, which includes an equity stake for Inter Miami CF in Prenetics, together with name, image and likeness rights with a minimum of four Inter Miami CF players, including Lionel Messi, and the establishment of an IM8 Nutrition Center at the club’s training facility. The Company believes this equity-based partnership model creates deeper, longer-term alignment than traditional endorsement arrangements, while supporting global brand reach across some of the most engaged sports audiences in the world.

On May 20, 2026, IM8 announced a multi-year global partnership with #1 New York Times bestselling author and award-winning podcast host of On Purpose, and purpose-driven entrepreneur, Jay Shetty. Shetty became Global Ambassador of IM8 and a shareholder in Prenetics, demonstrating his long-term conviction in the brand and the Company. Shetty became IM8’s first global ambassador from outside the world of sport, extending the brand’s reach into the global wellness, mindfulness, and longevity audience he has spent more than a decade building.

General Catalyst Customer Value Fund

On July 14, 2026, the Company announced the closing of up to $1 billion in growth financing from General Catalyst’s Customer Value Fund (“CVF”). Under the arrangement, General Catalyst’s Customer Value Fund will finance up to 70% of IM8’s marketing spend, with IM8 retaining full discretion over facility utilization. This allows IM8 to invest more aggressively in brand and marketing—powered by its AI-driven acquisition engine—while preserving Prenetics’ balance sheet for the product innovation, clinical research, and strategic opportunities where its cash is the appropriate funding source. The $1 billion facility is expected to be deployed across the full breadth of IM8’s sales and marketing investment: digital performance marketing across every major platform, offline and connected-TV media, ambassador and athlete partnerships, brand activations and sponsorships, content production, and retention marketing — in each of IM8’s 43 markets and in the new markets and product categories the brand enters.

Capital Markets Initiatives

In October 2025, the Company completed an equity offering raising approximately $44 million in gross proceeds. In December 2025, we completed a voluntary warrant exchange program achieving 86.7% participation, consolidating two series of outstanding warrants into a single new series and materially reducing potential dilution.

In March 2026, the Company’s board of directors authorized a 12-month share repurchase program of up to $40 million, reflecting the board’s view that the Company’s shares were trading below intrinsic value. This followed approximately $2.75 million in open market purchases by the Company’s executive team in Q4 2025 and Q1 2026.

Digital Assets Divestiture

On May 1, 2026, the Board of Directors of the Company authorized the complete divestment of the Company’s entire digital asset holdings. With the Company’s flagship brand, IM8, now operating at significant scale, this decision was aimed at deploying the Company’s capital in support of its highest-conviction growth asset.

As of May 14, 2026, the Company had divested its full stake of digital assets for $41.3 million in proceeds. The Board has adopted a policy that the Company will not purchase any digital assets in the future. The Company’s treasury and capital allocation strategy will be focused exclusively on supporting its core IM8 consumer health business operations and growth initiatives.

Our Corporate Information

We are an exempted company limited by shares incorporated on July 21, 2021 under the laws of the Cayman Islands. Our registered office is at Unit 703-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong and our telephone number is +852-2210-9588. Our website is www.prenetics.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, N.Y. 10168.

Our Organizational Structure

The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

Qianhai Prenetics Technology (Shenzhen) Co., Ltd. and Zhuhai Prenetics Technology Co., Ltd. are dormant entities that conduct no active business operations, hold no material assets, employ no personnel, and generated no revenue for the years ended December 31, 2025, 2024 and 2023. They were historically established in connection with our business investment in mainland China (which was wound down in 2021) and are expected to be deregistered and liquidated. Neither entity sells products, solicits customers, or collects, hosts or manages customer personal data in mainland China.
As of December 31, 2025, there were 16,874,089 ordinary shares issued and outstanding, par value $0.0015 per share, consisting of 15,293,117 Class A Ordinary Shares and 1,580,972 Class B Ordinary Shares, all of which Class B Ordinary Shares were held by Danny Yeung, our Chief Executive Officer and Co-Founder. In addition, there were 17,352,363 2021 Warrants outstanding. The 2021 Warrants to purchase up to 1,492,306 Class A Ordinary Shares became exercisable on June 17, 2022, in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. The exercise price of the 2021 Warrants is $133.65 per 1.29 shares (or an effective price of $103.60 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the

Exchange Act; certain sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD (Fair Disclosure), which restricts the selective disclosure of material information.

Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from certain of the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 31 of this prospectus and in the documents incorporated by reference into this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Risks Relating to Our Business and Industry
•We are a relatively early-stage company with a limited operating history in rapidly developing markets, which may make it challenging to evaluate our business and predict our future performance.
•Failure to commercialize key products like CircleDNA and IM8 could materially affect our revenue and future prospects.
•If our products and services do not deliver reliable results as expected, our reputation, business and operating results will be adversely affected.
•Our business metrics and key performance indicators are calculated using internal data, methodologies and assumptions that are subject to inherent limitations, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
•We have incurred net losses since our inception, and we anticipate that we will continue to incur losses for the foreseeable future, which could harm our future business prospects.

•We have a limited history introducing new products and services to our customers. The future prospects of our business may be harmed if our efforts to attract new customers and engage existing customers by introducing new products are unsuccessful.
•Our CircleDNA and IM8 businesses depend on our ability to maintain a strong base of engaged customers and content creators, including the use of social media. We may not be able to maintain and enhance our brand if we experience negative publicity related to our marketing efforts or use of social media, fail to maintain and grow our network of content creators, or otherwise fail to meet our customers’ expectations.
•We rely on a limited number of suppliers, manufacturers, distributors and other service providers, and may not be able to find replacements or immediately transition to alternatives, which could adversely affect our ability to meet customer demand.
•Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.
•The impact of the Customer Investment Agreement with GC Customer Value Arranger, LLC is unpredictable, and the arrangement may not function as expected, and its failure to do so could materially and adversely impact our financial condition and results of operations.
•We may require additional capital to grow our business, which may not be available on terms acceptable to us or at all.
•Our business significantly depends upon the strength of our brands, including Prenetics, CircleDNA and IM8, and any harm to our brands or reputation may materially and adversely affect our business and results of operations.
•If we cannot provide quality technical and customer and user support, we could lose customers, and our business and prospects may be adversely affected.
•If we are unable to successfully expand our sales and marketing infrastructure to match our growth, our business may be adversely affected.
•The launch of our new nutrient products under the IM8 brand may face challenges that could impact our results of operations and reputation.
•The consumer genetic testing market is highly competitive, and many of our competitors are more established and have stronger marketing capabilities and greater financial resources, which presents a continuous threat to the success of our consumer genetic testing business.
•We face risks associated with the acquisition and divestiture of businesses.
•We are highly dependent on our senior management team and key advisors and personnel, and our business and operating results could be harmed if we are unable to retain senior management and key personnel and to attract and retain qualified personnel necessary for our business.
•The sizes of the markets and forecasts of market growth for the demand of our current and pipeline products and services are based on a number of complex assumptions and estimates that are subject to change, and may be inaccurate.
•We may need to raise additional funds to develop our platform, commercialize new products or expand our operations, and we may be unable to raise capital when needed, or on acceptable terms, or at all.
•We may incur debt or assume contingent or other liabilities or dilute our shareholders in connection with acquisitions or strategic alliances.
•If we fail to implement and maintain an effective system of internal controls in the future, we may be unable to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the market price of the Class A Ordinary Shares.
•We depend on the information systems of our own and those of third parties for the effective service on our websites, mobile applications, and in our computer and logistics systems, and for the overall effective and efficient functioning of our business. Failure to maintain or protect our information systems and data integrity effectively could harm our business, financial condition and results of operations.
Risks Relating to Doing Business in Hong Kong
•We are subject to risks associated with our operations in Hong Kong, a Special Administrative Region of China.
•Since Hong Kong is a special administrative region of China, legal and operational risks associated with operating in China also apply to operations in Hong Kong and could materially and adversely affect our business and results of operations.
•Unfavorable economic and political conditions in Hong Kong and other parts of Asia could materially and adversely affect our business, financial condition, and results of operations.
•The mainland Chinese government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of mainland China must conduct their business activities, but as we operate in Hong Kong and not mainland China, the mainland Chinese government currently does not exert direct oversight and discretion over the manner in which we conduct our business activities. However, there is no guarantee that the mainland Chinese government will not seek to intervene or influence our operations at any time. If we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, or be worthless, which would materially affect the interests of the investors.
•Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of mainland China become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in mainland China, their interpretation and implementation, and the legal and regulatory system in mainland China more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.
•Tariffs and trade restrictions on non-U.S. materials could adversely affect our supply chain, costs, and financial performance.
Risks Relating to the Offering of the Class A Ordinary Shares Underlying the Exchange Warrants
•The resale of our Class A Ordinary Shares by the Selling Shareholders may cause the market price of our Class A Ordinary Shares to decline.
•If you purchase Class A Ordinary Shares following this offering, you may experience immediate dilution.
•We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders.
•The Selling Shareholders may sell all, some or none of their Class A Ordinary Shares, and we do not know when or in what amount the Selling Shareholders may sell their shares.
•The trading prices of our Class A Ordinary Shares may be volatile and a market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
Risks Relating to Government Regulation
•Our business collects and processes a large amount of data including personal information, and we will face legal, reputational, and financial risks if we fail to protect our customers’ data from security breaches or cyberattacks. We are also subject to various laws and regulations relating to privacy or the protection or transfer of data relating to individuals, and any change in such laws and regulations or any failure by us to comply with such laws and regulations could adversely affect our business.
•Our products and services are and will continue to be subject to extensive regulation, compliance of which could be costly and time-consuming or may cause unanticipated delays or prevent the receipt of the required approvals to offer our products and services.

•Our nutritional supplement products are affected by extensive regulations and our failure to comply with any regulations could lead to significant penalties or claims, which could materially harm our financial condition and operating results.
•We plan to expand our business and operations internationally to various jurisdictions in which we do not currently operate and where we have limited operating experience, all of which exposes us to business, regulatory, political, operational and financial risk.
Risks Relating to Intellectual Property and Legal Proceedings
•We may be subject to legal proceedings and litigation, which are costly to defend, and adverse publicity about any investigation, litigation, regulatory or legal action against us or our senior management could harm our reputation and business.
•We depend on intellectual property licensed from third parties for development and commercialization of certain products, and the termination of the licenses or other agreements permitting us to use such intellectual property or failure of such third parties to maintain or protect such intellectual property could result in the loss of significant rights by us, which would harm our business.
•We rely substantially on our trademarks and trade names. If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be harmed.
Risks Relating to Our Securities
•The trading prices of our Class A Ordinary Shares may be volatile and a market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
•Sales of a substantial number of our securities in the public market could cause the price of our Class A Ordinary Shares to fall.
•If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.
•Future resales of our ordinary shares issued to our shareholders and other significant shareholders may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.
•Our dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.
•The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.
•We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.
•We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
•We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term shareholder value, and share repurchases could increase the volatility of the price of our Class A Ordinary Shares and could diminish our cash reserves.
•As a company incorporated in the Cayman Islands and a “controlled company” within the meaning of the Nasdaq corporate governance rules, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies or rely on exemptions that are available to a “controlled company”; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

•You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.
•The PCAOB had historically been unable to inspect our auditor in relation to their audit work.
•Our securities may be prohibited from being traded in the United States under the Holding Foreign Companies Accountable Act in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, decreased the number of “non-inspection years” from three years to two years, and thus, reduced the time before our securities may be prohibited from trading or delisted. The delisting of our securities, or the threat of them being delisted, may materially and adversely affect the value of your investment.
•We may issue additional securities without shareholder approval in certain circumstances, which would dilute existing ownership interests and may depress the market price of our shares.
•We have granted in the past, and we will also grant in the future, share incentives, which may result in increased share-based compensation expenses.
•The exercise or exchange of our outstanding warrants will dilute the ownership interest of existing shareholders and could adversely affect the market price of our Class A Ordinary Shares.
•Our complex capital structure, including multiple classes of warrants with differing terms, may create uncertainty for investors and could adversely affect the trading price of our securities.
•The significant increase in our authorized share capital may result in additional dilution to existing shareholders.
•A provision in the Existing Warrant Agreement may result in additional dilution to our shareholders.
•Our securities may be delisted from Nasdaq as a result of our failure of meeting the Nasdaq continued listing requirements.
Risks Relating to Taxation
•We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.
Permissions Required from the PRC Authorities for Our Operations

Historically, we held a minority interest in a genomics business in mainland China through Shenzhen Discover Health Technology Co., Ltd. (the “VIE Entity”), a PRC limited liability company, by entering into a series of contractual arrangements with the VIE Entity and its nominee shareholders through our wholly owned PRC subsidiary, Qianhai Prenetics Technology (Shenzhen) Co., Ltd. (the “WFOE”). On November 26, 2021, the agreements governing the VIE Entity were terminated with immediate effect. As a result, our corporate structure no longer contains any VIE. We believe that we and our subsidiaries, to the extent applicable, have obtained and have not been denied the requisite permissions or approvals that are material for our operations as of the date of this prospectus. We conduct our operations primarily through our subsidiaries in Hong Kong and other jurisdictions. For the years ended December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, and December 31, 2025, we generated all of our revenue from our businesses outside of mainland China. Moreover, we do not sell any testing products in mainland China or solicit any customer or collect, host or manage any customer’s personal data in mainland China. Nor do we have access to any personal data of any customer in mainland China that is collected, hosted or managed by our historical minority interest in a genomics business in mainland China. As such, we believe that, based on the advice of our PRC legal counsel, DaHui Lawyers, we are currently not required to obtain any permission or approval from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency to operate our business or to list our securities on a U.S. securities exchange or issue securities to U.S. or other foreign investors. If (i) we do not receive or maintain any permission or approval required of us, (ii) we incorrectly concluded that certain permissions or approvals have been acquired or are not required, when they are required and have not been acquired, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement for additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC or other applicable regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business or accept U.S. or other foreign investments, or continue to remain listed on a U.S. or other international securities exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.

Cash Transfers and Dividend Distribution

For the years ended December 31, 2023, 2024 and 2025, and the three months period ended March 31, 2026, cash amounting to $48.4 million, $55.1 million, $25.0 million and $42.0 million, respectively, was transferred from our Company to Prenetics HK for treasury management and working capital funding purposes. During the same periods, cash amounting to nil, nil, $24.8 million and $1.1 million, respectively, was transferred from Prenetics HK to our Company.
From 2023 to March 31, 2026, cash was transferred from Prenetics HK to certain of its subsidiaries in the form of capital contributions and through intercompany advances, as set forth in the table below. In particular, Prenetics HK transferred cash to Prenetics Innovation Labs Private Limited and IM8 (US) LLC to support their working capital and operational needs. During 2025 and the three months period ended March 31, 2026, IM8 (US) LLC also transferred cash to Prenetics HK as part of the Group’s centralized treasury and cash management arrangements.
If needed, cash may be transferred between Prenetics HK and our subsidiaries, including subsidiaries in India and the United States, through intercompany fund advances and capital contributions. There are currently no restrictions on transferring funds between Prenetics HK and these subsidiaries. Under our cash management policy, the amount of intercompany transfer of funds is determined based on the working capital needs of the subsidiaries and intercompany transactions, and is subject to our internal approval process and funding arrangements. Our management reviews and monitors the cash flow forecasts and working capital needs of our subsidiaries on a regular basis.
We have not faced difficulties or limitations on our ability to transfer cash among our Company, Prenetics HK and our subsidiaries. Cash generated from and held by Prenetics HK is used to fund the operations of the Group’s subsidiaries, where appropriate. The following table sets forth all material cash transfers among our Company, Prenetics HK and our subsidiaries during the periods presented, which were primarily in the form of capital contributions and intercompany advances.

	Three Months Ended March 31,	Year Ended December 31,
	2026	2025	2024	2023
	($ in thousands)
Cash transferred from Prenetics HK to Prenetics Innovation Labs Private Limited	$—	$—	$—	$640
Cash transferred from Prenetics HK to Company	1,126	24,766	—	—
Cash transferred from Company to Prenetics HK	42,000	24,957	55,068	48,359
Cash transferred from Prenetics HK to IM8 (US) LLC	1,102	291	6,644	—
Cash transferred from IM8 (US) LLC to Prenetics HK	3,000	13,000	—	—

We and our subsidiaries have not declared or paid dividends or distributions within the Group or to investors as of the date of this prospectus. The cash movements within the Group primarily represented ordinary course fund transfers and intercompany settlements to support the operating cash requirements of the relevant business units, and did not represent dividend distributions. During the periods presented, the Company did not make capital contributions to its subsidiaries. No dividends or distributions have been made by any of our subsidiaries to the

Company, or by the Company to its shareholders or U.S. investors, during the periods presented, and accordingly no related tax consequences have arisen. The intercompany transfers described above, being capital contributions and intercompany advances, did not give rise to any dividend withholding or other material tax consequences. We do not intend to declare dividends or distribute earnings (if any) in the near future. Any determination to pay dividends or distribute earnings (if any) in the future will be at the discretion of our board of directors.
There are no significant restrictions on buying or selling foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors. There are no significant restrictions and limitations on our ability to distribute earnings (if any) from our businesses, including our subsidiaries, to the parent company and U.S. investors, or our ability to settle amounts owed. However, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to buy or sell foreign exchange or transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect our business.

The Holding Foreign Companies Accountable Act

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we will not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA and as a result, Nasdaq may determine to delist our securities.

For the fiscal year ended December 31, 2025, our financial statements were audited by Deloitte Touche Tohmatsu, a Hong Kong-based accounting firm registered with the PCAOB. In 2022, the PCAOB entered into a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China, allowing PCAOB inspections of audit firms in mainland China and Hong Kong. Since 2023, the PCAOB has successfully conducted inspections of Hong Kong-based audit firms, including those auditing U.S.-listed companies. As a result, the PCAOB vacated its prior determinations of non-compliance for Hong Kong firms on December 15, 2022, and as of December 31, 2025, there are no PCAOB-identified jurisdictions posing inspection barriers. Consequently, we have not been identified as a Commission-Identified Issuer under the HFCAA for fiscal year 2025.

Enforceability of Civil Liabilities

As a Cayman Islands exempted company with substantially all operations, assets, and management located outside the United States, you may face significant challenges in enforcing legal rights against us or our directors and officers. Most of our directors and executive officers reside in Hong Kong or other non-U.S. jurisdictions, making it difficult to effect service of process or bring actions in U.S. courts based on U.S. securities laws. In particular, each of Danny Sheng Wu Yeung, our director and chief executive officer, Cheng Yin Pan, our director, and Lo Hoi Chun, our chief financial officer, reside in Hong Kong, a Special Administrative Region of China. None of our directors and executive officers reside or are based in mainland China, and our two non-operating subsidiaries in mainland China are dormant, conduct no active business operations, hold no material assets and generate no revenue. Judgments obtained in U.S. courts may not be enforceable in the jurisdictions where we or our management are located.
Our corporate governance is subject to Cayman Islands law, including the Companies Act and common law precedents, which differ materially from U.S. corporate law. Notably: (1) Cayman Islands common law derives from limited local judicial precedent and non-binding English common law; (2) shareholder rights and director fiduciary duties differ from those under U.S. state laws like Delaware; and (3) Cayman Islands securities laws provide different protections than U.S. federal securities laws. Additionally, shareholders may lack standing to bring derivative actions in U.S. federal courts.
Allbright Law (Hong Kong) Offices LLP, our counsel as to Hong Kong law, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.
Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States. Accordingly, it may be more difficult for investors to enforce judgments upon us or our directors and officers in Hong Kong.
Because a majority of our directors and executive officers reside in Hong Kong, investors may be unable to effect service of process upon them within the United States, and may be required to pursue service through the more limited and time-consuming procedures available under Hong Kong law and applicable international conventions. As discussed above, any judgments rendered by a court in the United States will need to be enforced under the common law and the judgment must meet certain criteria before it can be enforced in Hong Kong. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures in Hong Kong. Even where service can be effected, the absence of any treaty or reciprocal arrangement between the United States and Hong Kong for the enforcement of judgments means that enforcing a U.S. judgment against them or us would require commencing fresh proceedings in Hong Kong, a process that can be protracted and costly and whose outcome is uncertain, which may as a practical matter deter investors from pursuing claims against us or our directors and officers.
As a result of all of the above, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited. See “Risk Factors — Risks Relating to Our Securities — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States."

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

These unaudited pro forma condensed financial statements of Prenetics Global Limited (the “Company”) are prepared based on the historical consolidated financial statements of the Company and have been prepared to illustrate the pro forma effects of: (i) the divestment of substantially all of the assets of the Company’s logistics, fulfillment, warehousing and distribution business operated under Europa Sports Partners, LLC and Hubmatrix Partners, LLC (“Europa 3PL, and such divestment, the “Europa 3PL disposition”); (ii) the divestment of the Company’s interest in Insighta Holdings Limited (“Insighta,” and such divestment, the “Insighta disposition”); and (iii) the disposition of the Company’s digital assets holdings (the “Digital assets disposition”).

On January 1, 2026, the Company entered into an Asset Purchase Agreement with an independent buyer pursuant to which the Company divested substantially all of the assets of Europa 3PL. The aggregate consideration comprises share consideration in the buyer’s parent, consisting of (i) closing shares with an aggregate value of approximately $3.0 million, subject to a vesting condition linked to specified performance milestones, and (ii) contingent share consideration of up to $10.0 million, payable in tranches upon achievement of additional performance targets during the earn-out period. The performance milestones are primarily linked to the operational and commercial performance of the disposed business, including shipment volume-based targets and referral revenue generated under post-closing commercial arrangements. The buyer also assumed certain liabilities associated with the transferred business relating to the assigned contracts and operations subsequent to the closing date. The fair value of share consideration consists of the following:

Amount (in thousands of U.S. dollars)
Component
Share consideration upon completion of the Europa 3PL disposition	$1,311
Share contingent consideration	419
$1,730

On February 13, 2026, the Company completed the divestment of its interest in Insighta for aggregate cash consideration of approximately $70.0 million, comprising cash consideration upon completion of $69.0 million and a holdback amount of $1.0 million. The holdback amount is expected to be released 10 days after satisfaction of the applicable jurisdictional filing requirements. Following completion of the Insighta disposition, Insighta ceased to be an equity-accounted investee of the Company. The consideration consists of the following:

Amount (in thousands of U.S. dollars)
Component
Cash receivable upon completion of the Insighta disposition	$69,000
Holdback cash consideration	1,000
$70,000

In May 2026, the Company executed trades through Kraken to dispose of an aggregate 510.03 digital assets for total consideration of $41.3 million, representing an average selling price of approximately $81,050 per digital asset.

The information in the unaudited pro forma statements of profit or loss and other comprehensive income for the year ended December 31, 2025 gives effect to the pro forma adjustments as if the Europa 3PL disposition, Insighta disposition and Digital assets disposition had been consummated on January 1, 2025.

The information in the unaudited pro forma statement of financial position as of December 31, 2025 gives effect to the pro forma adjustments as if the Europa 3PL disposition, Insighta disposition and Digital assets disposition had been consummated on December 31, 2025.

All financial data in the unaudited pro forma condensed financial statements is presented in thousands of U.S. dollars, unless otherwise noted, and the unaudited pro forma condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X using accounting policies that are consistent with IFRS Accounting Standards as issued by the International Accounting Standards Board.

The unaudited pro forma condensed financial statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. All financial data for the Europa 3PL disposition, Insighta disposition and Digital assets disposition have been derived from the historical financial information of the businesses disposed, which were included in the audited financial statements of the Company as at December 31, 2025 and for the year ended December 31, 2025. The notes to the unaudited pro forma condensed financial statements provide a detailed discussion of how such adjustments were derived and presented in the Unaudited Pro Forma Condensed

Financial Statements. The unaudited pro forma condensed financial statements should be read in conjunction with the audited financial statements of the Company at December 31, 2024 and 2025, and for the two years ended December 31, 2024 and 2025 on Form 20-F filed with the SEC on April 30, 2026.

The unaudited pro forma condensed financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the statement of financial position or statements of profit or loss and other comprehensive income of the Company had the Europa 3PL disposition, Insighta disposition and Digital assets disposition occurred on the dates indicated, nor is such pro forma condensed financial information necessarily indicative of the results to be expected for any future period. The actual statement of financial position and statements of profit or loss and other comprehensive income may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Unaudited pro forma statement of financial position
At December 31, 2025
(All amounts in thousands of U.S. dollars (“$”))

	Company (historical)	Europa 3PL (consummating disposition)	Insighta (consummating disposition)	Digital assets disposition	Transaction Accounting Adjustments	Notes	Pro Forma - Combined
Assets
Property, plant and equipment	$1,763	$1,008	$—				$755
Intangible assets	66	—	—				66
Digital assets	44,629	—	—	(44,629)		(i)	—
Goodwill	1,379	1,379	—				—
Interests in equity-accounted investees	66,109	—	66,109				—
Financial assets at fair value through profit or loss - non-current	252	—	—		1,730	(h)	1,982
Other non-current assets	6,678	242	—				6,436
Non-current assets	120,876	2,629	66,109				9,239
Inventories	7,032	—	—				7,032
Trade receivables	2,978	—	—				2,978
Deposits, prepayments and other receivables	11,860	400	—				11,460
Amounts due from related companies	4	—	—				4
Financial assets at fair value through profit or loss - current	31,192	—	—				31,192
Cash and cash equivalents	32,131	—	—	41,338	70,000	(g), (i)	143,469
Current assets	85,197	400	—				196,135
Total assets	$206,073	$3,029	$66,109				$205,374
Liabilities
Deferred tax liabilities	$8	$—	$—				$8
Warrant liabilities	20,319	266	—				20,053
Lease liabilities - non-current	437	—	—				437
Other non-current liabilities	230	—	—				230
Non-current liabilities	20,994	266	—				20,728
Trade payables	3,142	—	—				3,142
Accrued expenses and other current liabilities	21,124	509	—		1,016	(f)	21,631
Contract liabilities	3,086	—	—				3,086
Lease liabilities - current	1,330	903	—				427
Tax payable	31	—	—				31
Current liabilities	28,713	1,412	—				28,317
Total liabilities	49,707	1,678	—				49,045
Equity
Class A ordinary shares	23	—	—				23
Class B ordinary shares	2	—	—				2
Reserves	156,434	1,351	66,109	(3,291)	70,714	(f), (g), (h), (i), (j)	156,397
Total equity attributable to equity shareholders of the Company	156,459	1,351	66,109				156,422
Non-controlling interests	(93)	—					(93)
Total equity	156,366	1,351	66,109				156,329
Total equity and liabilities	$206,073	$3,029	$66,109				$205,374

See the accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Unaudited pro forma statements of profit or loss and other comprehensive income
For the year ended December 31, 2025
(All amounts in thousands of U.S. dollars (“$”) unless otherwise indicated)

	Prenetics Global Limited (historical)	Europa (consummating disposition)	Insighta (consummating disposition)	Digital assets disposition	Transaction Accounting Adjustments	Notes	Pro Forma - Combined
Continuing operations
Revenue	$92,390	$19,296	$—				$73,094
Direct costs	(43,600)	(19,183)	—				(24,417)
Gross profit	48,790	113	—				48,677
Other income and other net gain	614	—	—				614
Selling and marketing expenses	(35,540)	(16)	—				(35,524)
Research and development expenses	(5,132)	—	—				(5,132)
Impairment of goodwill	(6,815)	(6,815)					—
Administrative and other operating expenses	(46,398)	(7,492)	—		1,016	(f)	(39,922)
Operating loss from continuing operations	(44,481)	(14,210)	—				(31,287)
Fair value gain on financial assets at fair value through profit or loss	780	—	—				780
Gain on warrant exchange	36,657	—	—				36,657
Fair value loss on warrant liabilities	(17,943)	—	—				(17,943)
Unrealized fair value loss on digital assets	(9,725)	—	—	(9,725)		(i)	—
Share of loss of equity-accounted investees, net of tax	(1,260)	—	(1,260)				—
Gain on assets disposal	—	—	—		(379)	(c)	379
Gain on disposal of an equity-accounted investee	—	—	—		(3,891)	(d)	3,891
Other finance costs	(241)	(181)	—				(60)
Loss before taxation	(36,213)	(14,391)	(1,260)				(7,583)
Income tax credit	(34)	—	—				(34)
Loss from continuing operations	(36,247)	(14,391)	(1,260)				(7,617)
Discontinued operation
Loss from discontinued operation, net of tax	(3,731)	—	—				(3,731)
Loss for the period	(39,978)	(14,391)	(1,260)				(11,348)
Other comprehensive (expense)/income
Items that will not be reclassified subsequently to profit or loss:
Share of other comprehensive expense of equity-accounted investees	(26)	—	(26)				—
Item that may be reclassified subsequently to profit or loss:
Reclassification of cumulative translation reserve upon disposal of foreign operations	716	—	—				716
Exchange differences on translation of foreign operations	(74)	—	—				(74)
Other comprehensive income/(expense) for the period	616	—	(26)				642
Total comprehensive expense for the period	$(39,362)	$(14,391)	$(1,286)				$(10,706)
Loss attributable to:
Equity shareholders of Prenetics	$(37,709)	$(14,391)	$(1,260)				$(9,079)
Non-controlling interests	(2,269)	—	—				(2,269)
	$(39,978)	$(14,391)	$(1,260)				$(11,348)
Total comprehensive expense attributable to:
Equity shareholders of Prenetics	$(37,159)	$(14,391)	$(1,286)				$(8,504)
Non-controlling interests	(2,203)	—	—				(2,203)
	$(39,362)	$(14,391)	$(1,286)				$(10,707)
Loss per share:
Basic and diluted	$(2.68)						$(0.65)
Loss per share - Continuing operations:
Basic and diluted	(2.46)						(0.42)

See the accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Notes to the unaudited pro forma condensed financial statements

1.On January 1, 2026, the Company entered into an Asset Purchase Agreement to divest Europa 3PL, and on February 13, 2026, the Company completed the Insighta disposition. The adjustment to the unaudited pro forma statement of financial position includes the derecognition of total assets of $69.1 million and the derecognition of total liabilities of $1.7 million. The pro forma adjustment to the unaudited pro forma statement of financial position to reflect the Europa 3PL disposition and Insighta disposition also includes other effects discussed in notes (c), (d), (e), (f), (g), (h) and (j).

2.These pro forma adjustments include the elimination of the historical operating results of the Europa 3PL for the year ended December 31, 2025, reflecting the disposal of the Europa 3PL business.

3.The estimated pre-tax net gain of approximately $0.4 million from the Europa 3PL disposition is reflected as an adjustment on the unaudited pro forma statements of profit or loss and other comprehensive income for the year ended December 31, 2025. The estimated net gain on disposition is based on the historical carrying value of the net assets as of December 31, 2025. The actual gain or loss will be calculated based on the net book value as of the closing of the transaction and therefore, could differ from the current estimate.

4.The estimated pre-tax net gain of approximately $3.9 million from the Insighta disposition is reflected as an adjustment on the unaudited pro forma statements of profit or loss and other comprehensive income for the year ended December 31, 2025. The estimated net gain on disposition is based on the historical carrying amount of the Company’s interests as of December 31, 2025. The actual gain or loss will be calculated based on the net book value as of the closing of the transaction and therefore, could differ from the current estimate.

5.There are no current or deferred income tax impacts expected in relation to the pro forma adjustments reflected in the unaudited pro forma statements of profit or loss and other comprehensive income for the year ended December 31, 2025. The Europa 3PL disposition, Insighta disposition and Digital assets disposition are not subject to profits tax, capital gains tax or withholding tax under the applicable laws of the relevant jurisdictions.

6.Includes the accrual of approximately $1.0 million of transaction costs incurred by the Company upon divestment of Europa 3PL and Insighta.

7.Includes estimated cash proceeds of approximately $70.0 million from the Insighta disposition, included in cash and cash equivalents.

8.Includes estimated fair value of the share consideration proceeds of the Europa 3PL disposition of approximately $1.7 million, included in the financial assets at fair value through profit or loss as a non-current asset.

9.In May 2026, the Company executed trades through Kraken to divest an aggregate of 510.03 digital assets for total consideration of approximately $41.3 million, representing an average selling price of approximately $81,050 per digital asset. The pro forma adjustment to the unaudited pro forma statements of profit or loss and other comprehensive income includes the elimination of the historical unrealized fair value loss on digital assets of approximately $9.7 million recognized by the Company for the year ended December 31, 2025. The adjustment gives effect to the Digital assets disposition as if it had been consummated on January 1, 2025 and, accordingly, assumes that the Company would not have held the digital assets during the period and would not have recognized the related unrealized fair value loss. The estimated impact on reserves is based on the difference between the carrying amount of the Company’s digital assets holdings of approximately $44.6 million as of December 31, 2025, measured based on estimated fair value, and the actual disposal proceeds of approximately $41.3 million received in May 2026. The actual impact will be calculated based on the carrying amount of the digital assets holdings as of the date of disposition and therefore could differ from the current estimate.

10.Represents the elimination of the historical net asset balances attributable to Europa 3PL and the derecognition of the Company’s carrying amount of its investment in Insighta to reflect the Europa 3PL disposition and Insighta disposition.

THE OFFERING

Class A Ordinary Shares being registered for resale by the Selling Shareholders	2,359,172 Class A Ordinary Shares

Class A Ordinary Shares outstanding prior to the offering(1)	15,198,385 Class A Ordinary Shares

Class A Ordinary Shares outstanding after completion of this offering (assuming full exercise of the Exchange Warrants)	17,557,557 Class A Ordinary Shares

Use of proceeds
All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash.

Risk Factors	Prospective investors should carefully consider the “Risk Factors” section for a discussion of certain factors that should be considered before buying the securities offered hereby.

Listing
Our Class A Ordinary Shares are listed on the Nasdaq Global Market under the symbol “PRE .” The Exchange Warrants are not listed and we do not intend to apply for the listing of the Exchange Warrants on any national securities exchange or any other nationally recognized trading system.

(1) Based on an aggregate of 15,198,385 Class A Ordinary Shares outstanding as of August 7, 2026, and excludes:
•1,492,307 Class A Ordinary Shares issuable upon exercise of 2021 Warrants outstanding, with an exercise price of $103.60 per share;
•362,226 Class A Ordinary Shares issuable upon exercise of Class A warrants outstanding, with an exercise price of $24.12 per share;
•362,226 Class A Ordinary Shares issuable upon exercise of Class B warrants outstanding, with an exercise price of $32.16 per share;
•2,360,416 Class A Ordinary Shares issuable upon exercise of Class C warrants outstanding, with an exercise price of $18.00 per share;
•568,746 Class A Ordinary Shares subject to restricted stock units;

•215,251 Class A Ordinary Shares issuable under share subscription agreements executed with certain service providers in relation to our IM8 business;
•1,580,972 Class A Ordinary Shares issuable upon conversion of 1,580,972 outstanding Class B Ordinary Shares; and
•2,204,251 Class A Ordinary Shares which were repurchased by the Company through open market purchases and pursuant to publicly announced share repurchase programs and held by the Company as treasury shares.

RISK FACTORS

Before investing in our securities, you should carefully consider the risk factors described in our most recent annual report on Form 20-F, which is incorporated by reference herein, together with all of the other information in this prospectus and the documents incorporated by reference herein. If any of the risks described herein or therein actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Risks Relating to Doing Business in Hong Kong

We are subject to risks associated with our operations in Hong Kong, a Special Administrative Region of China.
•We currently have no business operations in mainland China and do not utilize Variable Interest Entity (“VIE”) structures. Our operations are based in Hong Kong as a Special Administrative Region of China, which subjects us to a different regulatory framework than mainland Chinese companies. However, our Hong Kong operations expose us to certain legal and regulatory risks related to China.
•Special Administrative Region Status: While Hong Kong operates under the "One Country, Two Systems" framework with its own legal and regulatory system, the Chinese government maintains significant oversight authority over Hong Kong. Changes in PRC policies or their application to Hong Kong could materially impact our business operations, regulatory compliance requirements, and ability to operate under the current legal framework.
•Potential Regulatory Extension: Although existing PRC regulations such as the Data Security Law, Cybersecurity Law, and Personal Information Protection Law do not currently apply directly to our Hong Kong operations, any future extension of these or similar regulations to Hong Kong could subject us to new compliance obligations. This could potentially affect our ability to operate efficiently, accept foreign investment, or maintain our U.S. listing.
•Geopolitical Risks: Evolving U.S.-China relations and related policies may create additional regulatory complexities for Hong Kong-based companies like ours. Changes in trade policies, sanctions, or other geopolitical developments could affect our operations, market access, or ability to maintain our U.S. listing.

Since Hong Kong is a special administrative region of China, legal and operational risks associated with operating in China also apply to operations in Hong Kong and could materially and adversely affect our business and results of operations.

Prenetics, the holding company, does not conduct operations in China, though certain of the group’s subsidiaries conduct operations in Hong Kong, a special administrative region of the PRC. As a result, we face various legal and operational risks and uncertainties relating to our operations in Hong Kong, and from the evolving regulatory landscape in the PRC generally. As we presently do not have any business operations in mainland China, either directly or through VIE arrangements, we consider that the current laws and regulations of the PRC applicable in mainland China have no material impact on our business, financial condition or results of operations. However, since Hong Kong and Macau are special administrative regions of China, the legal and operational risks associated with operating in China also apply to operations in Hong Kong and Macau.

The PRC government has recently indicated an intent to exert more oversight and control over offerings conducted overseas (including those using entity VIE structures) and foreign investment in China-based companies. This has been evidenced by its probe into several U.S.-listed technology companies with operations in mainland China, focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the PRC Data Security Law, how companies collect, store, process and transfer personal data. Currently, these laws and regulations are expected to apply to mainland China domestic businesses, rather than businesses in Hong Kong which operate under a different set of laws from mainland China. However, there can be no assurance that the PRC government will not, in the future, expand the application of such regulations, or adopt new laws, regulations, or policies, that could apply to our operations in Hong Kong, or that the government of Hong Kong may enact similar laws and regulations applicable to companies operating in Hong Kong. Should the PRC government seek to affect operations of any company with any level of operations in Hong Kong, should certain PRC laws and regulations or these statements or regulatory actions become applicable to us in the future, or should the government of Hong Kong enact similar laws and regulations, it would likely have a material adverse impact on our business, financial condition and results of operations, ability to accept foreign investments and our ability to offer or continue to offer securities to investors in the United States or to list on a U.S. or other international securities exchange, any of which may cause the value of our securities to significantly decline or become worthless. For example, if the recent PRC regulatory actions on data and cyberspace security were to apply to us, including our operations in Hong Kong or Macau, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our listing or continued listing on a U.S. or a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations. Regulatory actions related to data security or anti-monopoly concerns in Hong Kong or Macau may also impact our ability to conduct our business, accept foreign investments, or continue to be listed or list on a U.S. or foreign stock exchange.

Unfavorable economic and political conditions in Hong Kong and other parts of Asia could materially and adversely affect our business, financial condition, and results of operations.

Like many other companies that operate in Asia, our business will be materially affected by economic and political conditions in Asia, which could be negatively impacted by many factors beyond our control, such as inability to access capital markets, control of foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rates, government involvement in allocation of resources, inability to meet financial commitments in a timely manner, terrorism, political uncertainty, epidemics or pandemics, civil unrest, fiscal or other economic policy of governments, and the timing and nature of any regulatory reform. Geopolitical uncertainties may also give rise to uncertainties in global economic conditions and adversely affect general investor confidence.

Political unrest such as protests or demonstrations could disrupt economic activities and adversely affect our business. There can be no assurance that these protests and other economic, social, or political unrest in the future will not have a material adverse effect on our financial conditions and results of operations.

The mainland Chinese government has significant oversight, discretion and control over the manner in which companies incorporated under the laws of mainland China must conduct their business activities, but as we operate in Hong Kong and not mainland China, the mainland Chinese government currently does not exert direct oversight and discretion over the manner in which we conduct our business activities. However, there is no guarantee that the mainland Chinese government will not seek to intervene or influence our operations at any time. If we were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, or be worthless, which would materially affect the interests of the investors.

We currently do not have any business operations in mainland China or generate revenues from any businesses in mainland China. We believe that the laws and regulations of mainland China do not currently have any material impact on our business operations, and the mainland Chinese government does not currently exert direct influence or intervention over the manner in which we conduct our business. However, if we do decide to expand our operations into mainland China in the future, we could be subject to the significant oversight of the mainland Chinese government. In addition, because of our substantial operations in Hong Kong and given the mainland Chinese government’s significant oversight authority over the conduct of business in Hong Kong generally, there is no guarantee that we will not be subject to such direct influence or intervention in the future due to changes in laws or other unforeseeable reasons. There is always a risk that the mainland Chinese government may, in the future, seek to affect operations of any company with any level of operations in mainland China or Hong Kong, including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. There also can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect our business.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little or no advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistencies, the enforcement of which involves uncertainties.

If we were to become subject to the direct intervention or influence of the mainland Chinese government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices and value of our securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct mainland Chinese government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the mainland Chinese government will not intervene in or influence our current or future operations at any time.

The PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted in the United States or in other international jurisdictions and/or foreign investment in China-based issuers. Based on the advice of our PRC legal counsel, DaHui Lawyers, we believe that we are currently not required to obtain any permission or approval from the CSRC, CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors.

With respect to the issuance of securities to foreign investors, the Regulations on Mergers and Acquisitions of Domestics Enterprises by Foreign Investors (“M&A Rules”) include, among other things, provisions that purport to require any offshore special purpose vehicle that is controlled by PRC companies or individuals and formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies to obtain the approval of the CSRC prior to the listing and trading of its securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by any such special purpose vehicle seeking CSRC’s approval of overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules and the CSRC approval requirement to offshore special purpose vehicles.

The revised Measures for Cybersecurity Review, or Review Measures, came into effect on February 15, 2022. The Review Measures stipulate that cybersecurity review is mandatory where a network platform operator that has personal information of more than one million users seeks to list overseas. As advised by our PRC legal counsel, DaHui Lawyers, the offering of our securities is not subject to the foregoing cybersecurity review. That said, the Review Measures provide CAC and relevant authorities certain discretion to initiate cybersecurity review where any network product or service or any data handling activity is considered to affect or may affect national security, which may lead to uncertainties in relation to the impact of the Review Measures impact on our operations or the offering of our securities. As of the date of this prospectus, there are no commensurate laws or regulations in Hong Kong which result in similar significant oversight over data security for companies seeking to offer securities on a foreign exchange. However, we cannot guarantee that, if, in the future, such laws or regulations were issued in Hong Kong, we would be compliant with such laws or regulations in a timely manner or at all. In addition, we may have to spend significant time and costs to become compliant. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the relevant regulatory authorities, and our ability to conduct our business, or offer securities on a U.S. or other international securities exchange may be restricted. As a result of the foregoing, our business, reputation, financial condition, and results of operations may be materially and adversely affected.

Further, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law (“Opinions”). These Opinions have laid the groundwork for strengthening the Chinese government’s monitoring of illegal securities activities in China and the supervision of overseas listings by China-based companies. The Opinions generally provide that existing laws and regulations regarding data security, cross-border data transmission, and the protection of classified information should be further supplemented, and that the

PRC government will seek to deepen its cross-border audit supervision cooperation with the regulatory bodies in other countries in law-based and reciprocal manner. On February 17, 2023, CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines (collectively, “New Overseas Listing Rules”), which have come into effect on March 31, 2023. New Overseas Listing Rules stipulate filing requirements for foreign direct or indirect issuance and listing of securities by domestic companies. As advised by our PRC legal counsel, DaHui Lawyers, the offering of our securities is not subject to the New Overseas Listing Rules or filing requirements.

Based on their understanding of the current PRC laws and regulations, our PRC legal counsel, DaHui Lawyers, has advised that we are not required to obtain any prior permission under the M&A Rules or the Opinions from any PRC governmental authorities (including the CSRC) for the offering or listing of our securities in the United States, given that: (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules; and (b) we are not controlled by PRC companies or individuals nor formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies. In addition, our PRC legal counsel, DaHui Lawyers, has advised that the offering or listing of our securities is neither subject to the mandatory cybersecurity review under the Review Measures nor the filing requirements under New Overseas Listing Rules.

However, there is no guarantee that this will continue to be the case in relation to the continued listing of our securities on a securities exchange outside of China, or even if such permission is required and obtained, it will not be subsequently denied or rescinded. Any actions by the Chinese government to exert more oversight and control over offerings or listings that are conducted in the United States or in other international jurisdictions (including those by issuers whose primary operations are in Hong Kong) and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of mainland China become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in mainland China, their interpretation and implementation, and the legal and regulatory system in mainland China more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We conduct our operations primarily through our subsidiaries in Hong Kong and other jurisdictions. For the years ended December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, and December 31, 2025 we generated all of our revenue from our businesses outside of mainland China. Moreover, we do not sell any products in mainland China or solicit any customer or collect, host or manage any customer’s personal data in mainland China. Nor do we have access to any personal data of any customer in mainland China that is collected, hosted or managed by our historical minority interest in a genomics business in mainland China. Accordingly, we believe that the laws and regulations of mainland China, including the developments in cybersecurity laws and regulations of mainland China, do not currently have any material impact on our business, financial condition and results of operations or the listing of our securities, notwithstanding the fact that we have substantial operations in Hong Kong.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including the enacted version of PRC Data Security Law, the revised Measures for Cybersecurity Review (the

“Review Measures”) issued by the CAC, and the PRC Personal Information Protection Law, do not apply in Hong Kong.

If certain PRC laws and regulations were to become applicable in Hong Kong in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our securities to significantly decline or become worthless. In addition, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to our business, we may be subject to the risks and uncertainties associated with the legal system in the PRC including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

Tariffs and trade restrictions on non-U.S. materials could adversely affect our supply chain, costs, and financial performance.

We currently source certain packaging materials, ingredients, components, and equipment used in our business and products from suppliers outside the United States, including in China. Recent and proposed U.S. tariffs, including those announced in 2025 targeting imports from China and Hong Kong, could significantly increase the cost of these non-U.S. materials or disrupt our supply chain. These tariffs may increase our operational costs, particularly for materials not manufactured in the United States.

Higher tariffs could lead to increased prices from our suppliers, reduced availability of critical components, or delays in production and delivery, adversely affecting our ability to meet customer demand. While we are exploring mitigation strategies, such as diversifying our supplier base or seeking alternative materials, there is no assurance that these efforts will fully offset the impact. Additionally, retaliatory tariffs from other countries, as seen in prior trade disputes, could further complicate our global supply chain, particularly given our operations in Hong Kong, which is subject to evolving U.S. and Chinese regulatory oversight.

Risks Relating to the Offering of the Class A Ordinary Shares Underlying the Exchange Warrants

The resale of our Class A Ordinary Shares by the Selling Shareholders or other significant shareholders may cause the market price of our Class A Ordinary Shares to decline.

The Selling Shareholders may sell a significant number of our Class A Ordinary Shares in the public market at any time after this registration statement becomes effective. Additionally, certain of our shareholders are subject to contractual lock-ups, and upon expiration or waiver of the applicable lock-up periods, certain of our shareholders and certain other significant shareholders may sell large amounts of our ordinary shares in the open market or in privately negotiated transactions. Sales of a substantial number of our Class A Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or at all.

If you purchase Class A Ordinary Shares following this offering, you may experience immediate dilution.

The exercise price of the Exchange Warrants is $18.00 per Class A Ordinary Share. If the Exchange Warrants are exercised, existing shareholders will experience dilution. Additionally, to the extent the market price of our Class A Ordinary Shares at the time of exercise exceeds the exercise price of the Exchange Warrants, investors who purchase Class A Ordinary Shares following such exercise will experience immediate dilution. The issuance of additional Class A Ordinary Shares upon exercise of the Exchange Warrants will dilute the ownership interests of our existing shareholders.

We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders.

The Selling Shareholders will receive the net proceeds from the sale of the Class A Ordinary Shares offered by this prospectus. We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash. However, we cannot predict when, or if, the Exchange Warrants will be exercised.

The Selling Shareholders may sell all, some or none of their Class A Ordinary Shares, and we do not know when or in what amount the Selling Shareholders may sell their shares.

The Selling Shareholders may sell all, some or none of the Class A Ordinary Shares covered by this prospectus. We do not know when or in what amount the Selling Shareholders may sell their Class A Ordinary Shares following the effective date of this registration statement. The Selling Shareholders may sell their Class A Ordinary Shares at any time at then-prevailing market prices, in private transactions or otherwise. The registration of the Class A Ordinary Shares on behalf of the Selling Shareholders does not necessarily mean that any of the Selling Shareholders will offer or sell their shares under this registration statement or at any time in the near future. We cannot predict when, or in what amounts, the Selling Shareholders may sell any of the shares.

The trading prices of our Class A Ordinary Shares may be volatile and a market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.

The trading prices of our Class A Ordinary Shares may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to: (i) changes in the sectors in which we operate; (ii) changes in our projected operating and financial results; (iii) changes in laws and regulations affecting our business; (iv) ability to continue to innovate and bring products to market in a timely manner; (v) changes in our senior management team, our board of directors or key personnel; (vi) our involvement in litigation or investigations; (vii) the anticipation of releases of remaining lock-up restrictions; (viii) negative publicity about us or our products; (ix) the volume of Class A Ordinary Shares available for public sale; (x) announcements of significant business developments, acquisitions, or new offerings; (xi) general economic, political, regulatory, industry, and market conditions; and (xii) natural disasters or major catastrophic events.

In addition, an active trading market for our Class A Ordinary Shares may never develop or, if developed, may not be sustained. You may be unable to sell your Class A Ordinary Shares unless a market can be established and sustained.

These and other factors may cause the market price and demand for our Class A Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Class A Ordinary Shares. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Class A Ordinary Shares, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Risks Relating to Our Securities

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct the majority of our operations through subsidiaries outside the United States. Substantially all of our assets, and the assets of our directors and executive officers, are located outside the United States. A majority of our directors and officers reside in Hong Kong, and none reside in mainland China. In particular, each of Danny Sheng Wu Yeung, our director and chief executive officer, Cheng Yin Pan, our director, and Lo Hoi Chun, our chief financial officer, reside in Hong Kong, a Special Administrative Region of China. As a result, it may be difficult for U.S. investors to effect service of process on us or these individuals, to bring actions in foreign courts under U.S. securities laws, or to enforce U.S. court judgments abroad.

Our corporate affairs are governed by the Cayman Islands Companies Act, our amended and restated memorandum and articles of association, and Cayman Islands common law. The rights of shareholders under Cayman law are more limited than those under U.S. law and are based in part on English common law precedent, which is persuasive but not binding in the Cayman Islands. For example, shareholders of Cayman Islands companies have no general right to inspect corporate records beyond those required by law, such as the memorandum and articles of association, a list of directors, and any shareholder-approved resolutions. Our amended and restated memorandum and articles of association allow directors to restrict access to financial records and other company documents, further limiting shareholder visibility.

Shareholders also have more limited ability to pursue derivative actions in Cayman courts compared to U.S. jurisdictions. Cayman law may restrict actions for breaches of fiduciary duties, and shareholders may not be able to bring such claims in U.S. courts. In addition, Cayman courts may be unwilling to recognize or enforce U.S. judgments predicated on securities law violations, particularly where such judgments are deemed penal in nature. Although a final, conclusive foreign judgment may be recognized in the Cayman Islands as a debt claim, enforcement is subject to several conditions, including jurisdictional adequacy, procedural fairness, and alignment with local public policy.

As a foreign private issuer listed on the Nasdaq Global Market, we are permitted to follow certain home country corporate governance practices in lieu of Nasdaq’s domestic issuer requirements. To the extent we elect to rely on these exemptions under Nasdaq Rule 5615(a)(3), shareholders may not receive the same level of protection as would be provided under U.S. corporate governance standards. For example, our board composition, committee structure, and shareholder approval requirements may differ from those applicable to U.S.-incorporated companies.

Allbright Law (Hong Kong) Offices LLP, our counsel as to Hong Kong law, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Because a majority of our directors and executive officers reside in Hong Kong, investors may be unable to effect service of process upon them within the United States, and may be required to pursue service through the more limited and time-consuming procedures available under Hong Kong law and applicable international conventions. As discussed above, any judgments rendered by a court in the United States will need to be enforced under the common law and the judgment must meet certain criteria before it can be enforced in Hong Kong. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures in Hong Kong. Even where service can be effected, the absence of any treaty or reciprocal arrangement between the United States and Hong Kong for the enforcement of judgments means that enforcing a U.S. judgment against them or us would require commencing fresh proceedings in Hong Kong, a process that can be protracted and costly and whose outcome is uncertain, which may as a practical matter deter investors from pursuing claims against us or our directors and officers.

These jurisdictional and legal differences may make it more difficult for shareholders to assert claims, protect their interests, obtain corporate information, or influence management or board decisions. As a result, investors in our securities may face greater challenges in protecting their rights than shareholders of companies incorporated and operating primarily in the United States. See “Enforceability Of Civil Liabilities and Agent for Service of Process in the United States.”

The PCAOB had historically been unable to inspect our auditor in relation to their audit work.

Our auditor, the independent registered public accounting firm that issues the audit report included in our most recent annual report on Form 20-F for the year ended December 31, 2025, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. The auditor is located in Hong Kong, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we and investors in our securities would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Any of the foregoing could have a material adverse effect on the market value of our securities.

Our securities may be prohibited from being traded in the United States under the Holding Foreign Companies Accountable Act in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, decreased the number of “non-inspection years” from three years to two years, and thus, reduced the time before our securities may be prohibited from trading or delisted. The delisting of our securities, or the threat of them being delisted, may materially and adversely affect the value of your investment.

Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm located in a jurisdiction that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which, among other things, reduced the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two years. The decrease in non-inspection years would reduce the time period before our securities may be prohibited from trading or delisted if the PCAOB determines that it is unable to inspect or investigate completely registered public accounting firms located in Hong Kong, China, under the HFCAA. The location of our auditor is in Hong Kong, China.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Our securities may be delisted from Nasdaq as a result of our failure of meeting the Nasdaq continued listing requirements.

Our securities are currently listed on Nasdaq under the symbol “PRE.” On June 29, 2023, we received a written notice from Nasdaq, notifying us that the Company was not in compliance with the minimum bid price requirement set forth under the Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) as the bid price of the Company’s securities closed below US$1.00 per share for 30 consecutive business days. Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days. We had until December 29, 2023 to regain compliance with the Minimum Bid Price Requirement. On November 1, 2023, our shareholders approved a 1-for-15 reverse stock split of our issued and unissued Class A Ordinary Shares and Class B Ordinary Shares, which was effected on November 14, 2023. The effect of the reverse stock split was to consolidate every 15 issued and unissued Class A Ordinary Share and Class B Ordinary Share of US$0.0001 par value each into one Class A Ordinary Share or Class B Ordinary Share, as applicable, of US$0.0015 par value each.

On November 29, 2023, we received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at US$1.00 per share or greater for 10 consecutive business days from November 14, 2023 through November 28, 2023, and the Company had regained compliance with the Minimum Bid Price Requirement, and the matter is closed.

However, there can be no assurance that our securities will remain in compliance with the Nasdaq Global Market continued listing requirements going forward. If Nasdaq determines to delist our securities, or if we fail to list our securities on other stock exchanges or find alternative trading venue for our securities, the market liquidity and the value of an investment in our securities will be materially and adversely affected.

TRANSACTIONS RELATING TO THE ISSUANCE OF THE EXCHANGE WARRANTS

On October 28, 2025, in connection with the October Offering, the Company issued (i) 2,722,642 Class A Ordinary Shares, (ii) Class A warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $24.12 per share, (iii) Class B warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $32.16 per share and (iv) Placement Agent warrants to purchase up to 131,829 Class A Ordinary Shares at an exercise price of $16.08 per share (the Class A warrants and Class B warrants collectively, the "October Warrants"). The October Offering was conducted as a best efforts public offering pursuant to a prospectus supplement dated October 28, 2025 to the Shelf Registration Statement.

On December 23, 2025 and December 31, 2025, we entered into the December Warrant Exchange Agreements with certain holders of the October Warrants, pursuant to which the October Warrants were exchanged at a ratio of two October Warrants for one Exchange Warrant. The Exchange Warrants were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), which exempts from registration any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Each Exchange Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $18.00 per share. The Exchange Warrants will become exercisable upon the effectiveness of the registration statement of which this prospectus forms a part and will remain exercisable for a period of two years following the date they first become exercisable. The Exchange Warrants contain customary anti-dilution adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting the Class A Ordinary Shares. The Exchange Warrants are not listed on any securities exchange and we do not intend to list the Exchange Warrants on any securities exchange or nationally recognized trading system.

We did not receive any cash proceeds from the issuance of the Exchange Warrants. We may receive proceeds from the exercise of the Exchange Warrants to the extent such warrants are exercised for cash. If all of the Exchange Warrants were exercised for cash, we would receive aggregate gross proceeds of approximately $42.5 million. However, we cannot predict when, or if, the Exchange Warrants will be exercised, and it is possible that the Exchange Warrants may expire and never be exercised.

USE OF PROCEEDS

We are registering the resale of the Class A Ordinary Shares by the Selling Shareholders. We will not receive any of the proceeds from the sale of the Class A Ordinary Shares offered by this prospectus, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash. All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. The net proceeds from the sale of the Class A Ordinary Shares offered by this prospectus will be received by the Selling Shareholders. The Selling Shareholders will pay any underwriting, broker-dealer or agent discounts, concessions and commissions and expenses incurred by the Selling Shareholders for accounting, tax, and legal services and any other expenses incurred by the Selling Shareholders in disposing of the Class A Ordinary Shares, unless otherwise agreed to by us. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Ordinary Shares.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our Class A Ordinary Shares as of the date of this registration statement. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

SELLING SHAREHOLDERS

The Class A Ordinary Shares offered by the Selling Shareholders are those issuable upon exercise of the Exchange Warrants. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time. Except for the ownership of the Exchange Warrants, none of the Selling Shareholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Class A Ordinary Shares beneficially owned by such Selling Shareholder prior to this offering, (ii) the number of Class A Ordinary Shares being offered by such Selling Shareholder pursuant to this prospectus and (iii) such Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Class A Ordinary Shares does not necessarily mean that the Selling Shareholders will sell all or any of such Class A Ordinary Shares, but the number of Class A Ordinary Shares and percentages set forth in the final column below assumes that all Class A Ordinary Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Exchange Warrants held by the Selling Shareholders as of August 7, 2026, without regard to any limitations on exercise described in this prospectus or in the Exchange Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Class A Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder and the percentage ownership of that Selling Shareholder, Class A Ordinary Shares subject to the exercise of the Exchange Warrants are deemed outstanding. Such Class A Ordinary Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Shareholder.

This prospectus covers the resale of 2,359,172 Class A Ordinary Shares exercisable under the Exchange Warrants that may be sold or otherwise disposed of by the Selling Shareholders. The Exchange Warrants are exercisable at any time on or after the date of effectiveness of this resale registration statement (the “Initial Exercise Date”) registering the underlying Warrant Shares and expire two (2) years from the Initial Exercise Date. See “Transactions Relating to the Issuance of the Exchange Warrants” and “The Offering” in this prospectus for further details relating to the Exchange Warrants and Warrant Shares.

Each of the Selling Shareholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Class A Ordinary Shares Offered Pursuant to this Prospectus(1)	Number of Shares of Class A Ordinary Shares Beneficially Owned After Offering	Percentage of Class A Ordinary Shares Beneficially Owned After Offering(2)

19 Growth Capital Fund LP(3)	$—	310,750	310,750	1.82%
3i, LP(4)	$—	30,000	30,000	*	%
AKITA Partners LLC(5)	$—	5,000	5,000	*	%
Alex Linss	$—	500	500	*	%
American Ventures LLC(6)	$—	314,055	314,055	1.84%
April O’Connell	$—	622	622	*	%
AV8 Group LLC(8)	$—	62,000	62,000	*	%

AVFUNDS LLC BNY(9)	$—	7,500	7,500	*	%
AVFUNDS LLC WEDBUSH(10)	$—	15,000	15,000	*	%
Baja Portfolios LLC(11)	$—	5,000	5,000	*	%
Bear Lake Capital LLC(12)	$—	1,500	1,500	*	%
BJI Financial Group Inc.(13)	$—	25,000	25,000	*	%
Brent C Richards	$—	1,555	1,555	*	%
Brian Hallinan	$—	900	900	*	%
Brian Weitman	$—	5,000	5,000	*	%
Brick Lane Capital Management(14)	$—	2,500	2,500	*	%
Bruce Wilson	$—	1,555	1,555	*	%
Bruce Heifetz	$—	1,555	1,555	*	%
Bruce Levy	$—	1,555	1,555	*	%
Cardinal Capital Holdings MGMT(15)	$—	5,000	5,000	*	%
Chaudry Capital LLC(16)	$—	5,000	5,000	*	%
Christopher Rinaldi	$—	4,000	4,000	*	%
Christopher Schraft	$—	3,000	3,000	*	%
Clayton Struve	$—	10,000	10,000	*	%
Clifford Stein	$—	654	654	*	%
Colt Capital Partners LLC(17)	$—	8,000	8,000	*	%
Connective Capital MGMT LLC(18)	$—	46,000	46,000	*	%
CW Capital Investments(19)	$—	1,500	1,500	*	%
David T Pawloski	$—	1,555	1,555	*	%
DL SECURITIES (HK) LIMITED(20)	$—	12,250	12,250	*	%
Dominari Securities LLC(21)	$—	5,385	5,385	*	%
Eric Newman	$—	600	600	*	%
Erick Eugene Jr Richardson	$—	2,500	2,500	*	%
Evergreen Capital Management LLC(22)	$—	6,000	6,000	*	%
Exodus Movement Inc. (23)	$—	15,500	15,500	*	%
Four Seasons Equities LLC(24)	$—	1,000	1,000	*	%
Fox Run Investments LLC(25)	$—	1,000	1,000	*	%
Garrett Graue	$—	6,219	6,219	*	%
George S Gavallas	$—	15,500	15,500	*	%
Global 70 MFO Investment Limited(26)	$—	46,500	46,500	*	%
Global Cap Limited Inc. (27)	$—	15,000	15,000	*	%
GPTX Financial Products LTD(28)	$—	46,500	46,500	*	%
Gregory Wallis	$—	5,000	5,000	*	%
Hampton Growth Resources LLC(29)	$—	3,000	3,000	*	%
Havenwood Capital LLC(30)	$—	1,000	1,000	*	%
Innolink Global Inc.	$—	93,250	93,250	*	%
Jakota Capital AG(31)	$—	4,465	4,465	*	%
James Mccabe	$—	10,000	10,000	*	%
James Mccarthy	$—	622	622	*	%
Jason C Boyle	$—	6,219	6,219	*	%
Joann Anello-Lombardi	$—	622	622	*	%
Joseph Verga	$—	10,000	10,000	*	%

Joshua Kaplan	$—	5,000	5,000	*	%
Justin Boyle	$—	6,219	6,219	*	%
Karyn Schmeidler	$—	1,000	1,000	*	%
KBB Asset Management LLC(32)	$—	28,000	28,000	*	%
Keith Beccia	$—	3,109	3,109	*	%
Lion26 SO LLC(33)	$—	62,000	62,000	*	%
Lisa Artuso	$—	622	622	*	%
Marvel Assets Holdings LLC(34)	$—	2,000	2,000	*	%
Mary L Tulloch	$—	622	622	*	%
Melvin M Kolb	$—	6,219	6,219	*	%
Meryl Friedman	$—	622	622	*	%
Michael H Ference	$—	10,000	10,000	*	%
Montauk Holdings MGMT LLC	$—	5,000	5,000	*	%
Mythos Orange1 Co LTD(35)	$—	20,000	20,000	*	%
Orca Capital AG(36)	$—	15,547	15,547	*	%
Orchard Group Inc(37)	$—	20,000	20,000	*	%
Payward Inc(38)	$—	15,500	15,500	*	%
Peak Capital Partners Inc(39)	$—	15,000	15,000	*	%
PMGC Capital LLC(40)	$—	6,218	6,218	*	%
Port Holding(41)	$—	2,500	2,500	*	%
Province Capital Assets(42)	$—	10,000	10,000	*	%
Richard Petty	$—	62,000	62,000	*	%
Robert Deatsch	$—	1,555	1,555	*	%
Robert Forster	$—	6,000	6,000	*	%
Ronald Bowling	$—	5,000	5,000	*	%
Sabyace Ltd(43)	$—	34,000	34,000	*	%
Shlomo Nasser	$—	24,750	24,750	*	%
Stephen Lombardi	$—	622	622	*	%
Stone Ridge Capital LLC(44)	$—	2,500	2,500	*	%
Tao Chiu	$—	186,500	186,500	1.09%
Thaddeus Lagonge	$—	12,438	12,438	*	%
The Eleven Fund LLC(45)	$—	124,000	124,000	*	%
The Steven Scopellite 2021 IRR(46)	$—	15,500	15,500	*	%
Thomas Kronlage	$—	590	590	*	%
Thomas Shultz	$—	1,000	1,000	*	%
TSSC Outlot LLC(47)	$—	1,865	1,865	*	%
Vernon Capital LLC(48)	$—	2,000	2,000	*	%
Victoria John	$—	622	622	*	%
William Moreno	$—	4,664	4,664	*	%
Worth Equity Holdings(49)	$—	20,000	20,000	*	%
Xuyang Han	$—	124,000	124,000	*	%
YA II PN, LTD.(50)	$—	310,000	310,000	1.82%
		2,359,172	2,359,172	13.83%

* Less than 1% of the total number of outstanding Class A Ordinary Shares

(1) Represents the total number of Class A Ordinary Shares exercisable under the Exchange Warrants, without giving any effect to the 4.99% Beneficial Ownership Limitation.

(2) The number of Class A Ordinary Shares beneficially owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 15,198,385 Class A Ordinary Shares outstanding as of August 7, 2026, and assumed full exercise of the Exchange Warrants for Class A Ordinary Shares offered hereby.

(3) 310,750 Class A Ordinary Shares are held by 19 Growth Capital Fund LP. John Buckley, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by 19 Growth Capital Fund LP. Buckley disclaims any beneficial ownership of these securities.

(4) 30,000 Class A Ordinary Shares are held by 3i, LP. Maier J. Tarlow, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by 3i, LP. Tarlow disclaims any beneficial ownership of these securities.

(5) 5,000 Class A Ordinary Shares are held by AKITA Partners LLC. Erik Vilato, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by AKITA Partners LLC. Vilato disclaims any beneficial ownership of these securities.

(6) 314,055 Class A Ordinary Shares are held by American Ventures LLC Series XXVI PRE. Eric Newman, as Executive Vice President and Global Head of Investment Banking, may be deemed to have sole voting and dispositive power with respect to the shares held by American Ventures LLC Series XXVI PRE. Newman disclaims any beneficial ownership of these securities.

(7) 2,000 Class A Ordinary Shares are held by ARJOCH HOLDING LLC. Steve Hirsch, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by ARJOCH HOLDING LLC. Hirsch disclaims any beneficial ownership of these securities.

(8) 62,000 Class A Ordinary Shares are held by AV8 Group LLC. Harshal Nainesh Dave, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AV8 Group LLC. Dave disclaims any beneficial ownership of these securities.

(9) 7,500 Class A Ordinary Shares are held by AVFUNDS LLC BNY. Mitchell Casper, as owner and manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AVFUNDS LLC BNY. Casper disclaims any beneficial ownership of these securities.

(10) 15,000 Class A Ordinary Shares are held by AVFUNDS LLC WEDBUSH. Mitchell Casper, as owner and manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AVFUNDS LLC WEDBUSH. Casper disclaims any beneficial ownership of these securities.

(11) 5,000 Class A Ordinary Shares are held by Baja Portfolios LLC. Richard Steinberg, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Baja Portfolios LLC. Steinberg disclaims any beneficial ownership of these securities.

(12) 1,500 Class A Ordinary Shares are held by Bear Lake Capital LLC. Brian Carey, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Bear Lake Capital LLC. Carey disclaims any beneficial ownership of these securities.

(13) 25,000 Class A Ordinary Shares are held by BJI Financial Group Inc. Brian Walsh, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by BJI Financial Group Inc. Walsh disclaims any beneficial ownership of these securities.

(14) 2,500 Class A Ordinary Shares are held by Brick Lane Capital Management. Simon Currie, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Brick Lane Capital Management. Currie disclaims any beneficial ownership of these securities.

(15) 5,000 Class A Ordinary Shares are held by Cardinal Capital Holdings MGMT. Timothy Glynn, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Cardinal Capital Holdings MGMT. Glynn disclaims any beneficial ownership of these securities.
(16) 5,000 Class A Ordinary Shares are held by Chaudry Capital LLC. Ali Chaudry, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Chaudry Capital LLC. Chaudry disclaims any beneficial ownership of these securities.

(17) 8,000 Class A Ordinary Shares are held by Colt Capital Partners LLC. Arif Javeed, as managing partner, may be deemed to have sole voting and dispositive power with respect to the shares held by Colt Capital Partners LLC. Javeed disclaims any beneficial ownership of these securities.

(18) 46,000 Class A Ordinary Shares are held by Connective Capital MGMT LLC. Connective Capital MGMT LLC is the investment manager of Connective Capital I QP LP and Connective Capital Emerging Energy QP LP. Robert Romero, as Chief Executive Officer of Connective Capital I QP LP and Connective Capital Emerging Energy QP LP, may be deemed to have sole voting and dispositive power with respect to the 12,529 shares beneficially owned by Connective Capital I QP LP and 33,471 shares beneficially owned by Connective Capital Emerging Energy QP LP. Romero disclaims any beneficial ownership of these securities.

(19) 1,500 Class A Ordinary Shares are held by CW Capital Investments. Brian Carey, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by CW Capital Investments. Carey disclaims any beneficial ownership of these securities.

(20) 12,250 Class A Ordinary Shares are held by DL SECURITIES (HK) LIMITED. Lang Joseph Shie Jay, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by DL SECURITIES (HK) LIMITED. Jay disclaims any beneficial ownership of these securities.

(21) 5,385 Class A Ordinary Shares are held by Dominari Securities LLC. Kyle Wool, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Dominari Securities LLC. Wool disclaims any beneficial ownership of these securities.

(22) 6,000 Class A Ordinary Shares are held by Evergreen Capital Management LLC. Jeffery Pazdro, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Evergreen Capital Management LLC. Pazdro disclaims any beneficial ownership of these securities.

(23) 15,500 Class A Ordinary Shares are held by Exodus Movement Inc. James Gernetzke, as Chief Financial Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Exodus Movement Inc. Gernetzke disclaims any beneficial ownership of these securities.

(24) 1,000 Class A Ordinary Shares are held by Four Seasons Equities LLC. Jeffery London, as member, may be deemed to have sole voting and dispositive power with respect to the shares held by Four Seasons Equities LLC. London disclaims any beneficial ownership of these securities.

(25) 1,000 Class A Ordinary Shares are held by Fox Run Investments LLC. Brian Tack, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Fox Run Investments LLC. Tack disclaims any beneficial ownership of these securities.

(26) 46,500 Class A Ordinary Shares are held by Global 70 MFO Investment Limited. Sun Lu, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Global 70 MFO Investment Limited. Lu disclaims any beneficial ownership of these securities.

(27) 15,000 Class A Ordinary Shares are held by Global Cap Limited Inc. Brandon Perry, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by Global Cap Limited Inc. Perry disclaims any beneficial ownership of these securities.

(28) 46,500 Class A Ordinary Shares are held by GPTX Financial Products LTD. Ivan Wong, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by GPTX Financial Products LTD. Wong disclaims any beneficial ownership of these securities.

(29) 3,000 Class A Ordinary Shares are held by Hampton Growth Resources LLC. Andrew Haag, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Hampton Growth Resources LLC. Haag disclaims any beneficial ownership of these securities.

(30) 1,000 Class A Ordinary Shares are held by Havenwood Capital LLC. Howard Levitt, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Havenwood Capital LLC. Levitt disclaims any beneficial ownership of these securities.

(31) 4,465 Class A Ordinary Shares are held by Jakota Capital AG. Jolanta Kluzowska, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Jakota Capital AG. Kluzowska disclaims any beneficial ownership of these securities.

(32) 28,000 Class A Ordinary Shares are held by KBB Asset Management LLC. Steven Segal, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by KBB Asset Management LLC. Segal disclaims any beneficial ownership of these securities.

(33) 62,000 Class A Ordinary Shares are held by Lion26 SO LLC. Edoardo Levy, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Lion26 SO LLC. Levy disclaims any beneficial ownership of these securities.

(34) 2,000 Class A Ordinary Shares are held by Marvel Assets Holdings LLC. Josh Sapir, as manager and Chief Information Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Marvel Assets Holdings LLC. Sapir disclaims any beneficial ownership of these securities.

(35) 20,000 Class A Ordinary Shares are held by Mythos Orange1 Co LTD. Lawrence Chu Sheng Yu, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Mythos Orange1 Co LTD. Yu disclaims any beneficial ownership of these securities.

(36) 15,547 Class A Ordinary Shares are held by Orca Capital AG. Thomas Koenig, as executive board member, may be deemed to have sole voting and dispositive power with respect to the shares held by Orca Capital AG. Koenig disclaims any beneficial ownership of these securities.

(37) 20,000 Class A Ordinary Shares are held by Orchard Group Inc. Hadley Cooper, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Orchard Group Inc. Cooper disclaims any beneficial ownership of these securities.

(38) 15,500 Class A Ordinary Shares are held by Payward Inc. Gurpreet Oberoi, as Vice President, may be deemed to have sole voting and dispositive power with respect to the shares held by Payward Inc. Oberoi disclaims any beneficial ownership of these securities.

(39) 15,000 Class A Ordinary Shares are held by Peak Capital Partners Inc. Ricki R. Rest, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by Peak Capital Partners Inc. Rest disclaims any beneficial ownership of these securities.

(40) 6,218 Class A Ordinary Shares are held by PMGC Capital LLC. Braeden Lichti, as chairman, may be deemed to have sole voting and dispositive power with respect to the shares held by PMGC Capital LLC. Lichti disclaims any beneficial ownership of these securities.

(41) 2,500 Class A Ordinary Shares are held by Port Holding. Carmine Demarzo, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Port Holding. Demarzo disclaims any beneficial ownership of these securities.

(42) 10,000 Class A Ordinary Shares are held by Province Capital Assets. Shay Kostiner, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Province Capital Assets. Kostiner disclaims any beneficial ownership of these securities.

(43) 34,000 Class A Ordinary Shares are held by Sabyace Ltd. Aryna Sabalenka, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Sabyace Ltd. Sabalenka disclaims any beneficial ownership of these securities.

(44) 2,500 Class A Ordinary Shares are held by Stoneridge Capital LLC. Matthew Deis, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Stone Ridge Capital LLC. Deis disclaims any beneficial ownership of these securities.

(45) 124,000 Class A Ordinary Shares are held by The Eleven Fund LLC. Hartley Wasko, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by The Eleven Fund LLC. Wasko disclaims any beneficial ownership of these securities.

(46) 15,500 Class A Ordinary Shares are held by The Steven Scopellite 2021 IRR. Michael Canarick, as trustee, may be deemed to have sole voting and dispositive power with respect to the shares held by The Steven Scopellite 2021 IRR. Canarick disclaims any beneficial ownership of these securities.

(47) 1,865 Class A Ordinary Shares are held by TSSC Outlot LLC. Doug Gannett, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by TSSC Outlot LLC. Gannett disclaims any beneficial ownership of these securities.

(48) 2,000 Class A Ordinary Shares are held by Vernon Capital LLC. Allison Olim, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Vernon Capital LLC. Olim disclaims any beneficial ownership of these securities.

(49) 20,000 Class A Ordinary Shares are held by Worth Equity Holdings. Shay Kostiner, as portfolio manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Worth Equity Holdings. Kostiner disclaims any beneficial ownership of these securities.

(50) 310,000 Class A Ordinary Shares are held by YA II PN, Ltd.. Mark Angelo makes investment decisions for YA II PN, Ltd.

DESCRIPTION OF ORDINARY SHARES

For a description of our ordinary shares, see the description contained in our registration statement on Form 8-A (File No. 001-41401), filed with the SEC on May 17, 2022, as updated by any amendment or report filed for the purpose of updating such description, which is incorporated by reference herein.

The description of our ordinary shares is incorporated by reference to Exhibit 2.11 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026. As of December 31, 2025, there were 16,874,089 ordinary shares issued and outstanding, being the sum of 15,293,117 Class A Ordinary Shares and 1,580,972 Class B Ordinary Shares.

PLAN OF DISTRIBUTION

We are registering the Warrant Shares to permit the resale of the Warrant Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any of the Selling Shareholders of the Warrant Shares. We will bear all fees and expenses incident to our obligation to register the Warrant Shares.

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Warrant Shares covered hereby on any trading market, stock exchange or other trading facility on which the Class A Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the Warrant Shares covered hereby, as applicable:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell such Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such Class A Ordinary Shares at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell the Class A Ordinary Shares covered hereby under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction or a principal transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Warrant Shares covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge such Class A Ordinary Shares to broker-dealers that in turn may sell such Class A Ordinary Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling any of the Warrant Shares covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Warrant Shares covered hereby. We will pay certain fees and expenses incurred by us incident to the registration of such securities.

Because the Selling Shareholders may each be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any Class A Ordinary Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Warrant Shares covered hereby by such Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Warrant Shares covered hereby may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of the Warrant Shares covered hereby have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Warrant Shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Warrant Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Warrant Shares covered hereby may not simultaneously engage in market making activities with respect to such shares of Class A Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of such Warrant Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Mourant Ozannes (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law, including the issuance of the Class A Ordinary Shares offered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Prenetics Global Limited for the year ended December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Prenetics Global Limited as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus by reference to Prenetics Global Limited's annual report on Form 20-F for the year ended December 31, 2025, have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Insighta Holdings Limited as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period July 20, 2023 to December 31, 2023, incorporated by reference in this prospectus by reference to Prenetics Global Limited's Amendment No. 1 on Form 20-F/A for the year ended December 31, 2024, have been audited by Deloitte Touche Tohmatsu, an independent auditor, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Insighta Holdings Limited as of December 31, 2025, and for the year ended December 31, 2025, incorporated by reference in this prospectus by reference to Prenetics Global Limited's Amendment No. 1 on Form 20-F/A for the year ended December 31, 2025, have been audited by Deloitte Touche Tohmatsu, an independent auditor, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Available Information

This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also make available on our website, free of charge, our annual report on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is www.prenetics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering, and any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into this prospectus (including any exhibits thereto), in each case on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus:

•our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 30, 2025, and Amendment No. 1 to the Form 20-F filed with the SEC on July 18, 2025;
•our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 30, 2026, Amendment No. 1 to the Form 20-F filed with the SEC on July 2, 2026, and Amendment No. 2 to the Form 20-F filed with the SEC on July 30, 2026;
•our current reports on Form 6-K, including all exhibits thereto, filed with or furnished with the SEC on March 5, 2025, May 29, 2025, June 16, 2025, July 17, 2025, July 18, 2025, August 1, 2025, August 22, 2025, September 12, 2025, October 28, 2025, November 10, 2025, November 24, 2025, December 11, 2025, December 23, 2025, December 30, 2025, January 5, 2026, January 6, 2026, February 17, 2026, February 18, 2026, March 3, 2026, March 6, 2026, April 2, 2026, May 4, 2026, May 7, 2026, May 14, 2026, May 20, 2026, June 4, 2026, June 10, 2026, July 14, 2026, and August 7, 2026, and Form 6-K/A on June 12, 2025, August 7, 2025, August 22, 2025, and October 21, 2025; and
•the description of our Class A Ordinary Shares and warrants to purchase Class A Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on May 17, 2022, and any amendment or report filed for the purpose of updating such description.

The Company confirms that it satisfies the conditions of General Instruction VI to Form F-1, including that it has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act and has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. With respect to each Form 6-K that is specifically identified above, all information and documents contained in such Form 6-K, including any exhibits thereto, shall be deemed to be incorporated by reference into this prospectus to the extent expressly provided therein. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents, except as otherwise expressly provided with respect to Forms 6-K above, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Prenetics Global Limited
Unit 703-706, K11 Atelier
728 King’s Road, Hong Kong
Tel: +852 2210 9588
Attention: Investor Relations

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are an exempted company limited by shares organized under the laws of Cayman Islands. As a result, the rights of holders of our Class A Ordinary Shares will be governed by Cayman Islands law and our amended and restated memorandum and articles of association. The rights of shareholders under Cayman Islands law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.
Our principal executive office is Unit 703-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong.
As a Cayman Islands exempted company with substantially all operations, assets, and management located outside the United States, you may face significant challenges in enforcing legal rights against us or our directors and officers. Most of our directors and executive officers reside in Hong Kong or other non-U.S. jurisdictions, making it difficult to effect service of process or bring actions in U.S. courts based on U.S. securities laws. In particular, each of Danny Sheng Wu Yeung, our director and chief executive officer, Cheng Yin Pan, our director, and Lo Hoi Chun, our chief financial officer, reside in Hong Kong, a Special Administrative Region of China. None of our directors and executive officers reside or are based in mainland China, and our two non-operating subsidiaries in mainland China are dormant, conduct no active business operations, hold no material assets and generate no revenue. Judgments obtained in U.S. courts may not be enforceable in the jurisdictions where we or our management are located.
Our corporate governance is subject to Cayman Islands law, including the Companies Act and common law precedents, which differ materially from U.S. corporate law. Notably: (1) Cayman Islands common law derives from limited local judicial precedent and non-binding English common law; (2) shareholder rights and director fiduciary duties differ from those under U.S. state laws like Delaware; and (3) Cayman Islands securities laws provide different protections than U.S. federal securities laws. Additionally, shareholders may lack standing to bring derivative actions in U.S. federal courts.
Allbright Law (Hong Kong) Offices LLP, our counsel as to Hong Kong law, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.
Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States. Accordingly, it may be more difficult for investors to enforce judgments upon us or our directors and officers in Hong Kong.
Because a majority of our directors and executive officers reside in Hong Kong, investors may be unable to effect service of process upon them within the United States, and may be required to pursue service through the more limited and time-consuming procedures available under Hong Kong law and applicable international conventions. As discussed above, any judgments rendered by a court in the United States will need to be enforced under the common law and the judgment must meet certain criteria before it can be enforced in Hong Kong. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures in Hong Kong. Even where service can be effected, the absence of any treaty or reciprocal arrangement between the United States and Hong Kong for the enforcement of judgments means that enforcing a U.S. judgment against them or us would require commencing fresh proceedings in Hong Kong, a process that can be protracted and costly and whose outcome is uncertain, which may as a practical matter deter investors from pursuing claims against us or our directors and officers.

As a result of all of the above, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited. See “Risk Factors — Risks Relating to Our Securities — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States."
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor New York, N.Y. 10168.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have entered into indemnification agreements with each of our directors. Under these agreements, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us since January 1, 2023 that were not registered under the Securities Act. The share numbers below give effect to the Company's reverse share split and are stated in Class A Ordinary Shares.
During the period from January 1, 2023 through the date of this registration statement, we issued the following Class A Ordinary Shares in transactions not involving any public offering: (i) 168,709 shares to Berry Genomics in connection with our acquisition of ACT Genomics; (ii) 1,481,481 shares to the founders of Insighta in connection with our acquisition of Insighta; (iii) 52,620 shares to the founders of Oxsed upon the exercise of exchange loan notes; (iv) 276,707 shares to certain service providers as consideration for capital markets and investor relations services; and (v) 566,031 shares to certain service providers in relation to our IM8 business.
In addition, we issued an aggregate of 2,360,416 Class C warrants in privately negotiated transactions in exchange for outstanding Class A warrants and Class B warrants previously held by the participating holders.
The offers, sales, and issuances of the securities described above were made in reliance upon the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation S promulgated thereunder, as transactions by an issuer not involving any public offering or as offers and sales to persons outside the United States, and, with respect to the Class C warrants, in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act as securities exchanged by the issuer exclusively with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in the foregoing issuances.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference
		Form	File No.	Exhibit No.	Filing Date

4.1*	Form of Warrant Agency Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company.

4.2	Form of Exchange Warrant	6-K	001-41401	4.2	December 23, 2025

5.1*	Opinion of Mourant Ozannes (Hong Kong) LLP

10.1*	Form of Warrant Exchange Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company

23.1*	Consent of Mourant Ozannes (Hong Kong) LLP

23.2	Consent of KPMG

23.3	Consent of Deloitte Touche Tohmatsu

23.4	Consent of Deloitte Touche Tohmatsu

23.5*	Consent of DaHui Lawyers

23.6	Consent of Allbright Law (Hong Kong) Offices LLP

24.1	Power of Attorney (included on the signature page of this registration statement)

107*	Calculation of Filing Fee Table

* Previously filed.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto, included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 30, 2026.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)     to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)     That, for the purpose of determining liability under the Securities Act to any purchaser the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;
(6)     That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)     That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)     any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(8)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 7, 2026.

Prenetics Global Limited

By: /s/ Danny Sheng Wu Yeung Name: Danny Sheng Wu Yeung Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Danny Sheng Wu Yeung and Lo Hoi Chun, each acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1, or other appropriate form, and all amendments thereto, including post-effective amendments, of Prenetics Global Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Danny Sheng Wu Yeung	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 7, 2026
Danny Sheng Wu Yeung

/s/ Lo Hoi Chun	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2026
Lo Hoi Chun

/s/ Yin Pan Cheng	Independent Director	August 7, 2026
Yin Pan Cheng

/s/ Darshan Ravindra Shah	Independent Director	August 7, 2026
Darshan Ravindra Shah

/s/ Hudson Blake Leogrande	Independent Director	August 7, 2026
Hudson Blake Leogrande

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Prenetics Global Limited, has signed this registration statement in the City of New York, New York, on August 7, 2026.
Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries

Name: Colleen A. De Vries

Title: Senior Vice President